Exhibit 10.1

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is made effective as of the 18th day of December, 2003 (“Effective Date”) by and between Array BioPharma Inc., a Delaware corporation of 3200 Walnut Street, Boulder, Colorado 80301  (“Array”), and AstraZeneca AB, a company incorporated in Sweden under no. 556011-7482 with offices at S-151 85 Södertälje, Sweden  (“AZ”).  Array and AZ are each referred to herein by name or as a “Party” or, collectively, as “Parties”.

RECITALS

A.                                   Array owns certain intellectual property rights and know-how with respect to that certain chemical compound designated as ARRY-142886, and believes that ARRY-142886 has the potential to become an anti-cancer agent with significant worldwide sales.

B.                                     Array desires to collaborate with a pharmaceutical company with oncology research, development and commercialization expertise with the aim of developing and commercializing ARRY-142886 worldwide so as to realize its therapeutic and commercial potential.  AZ is a leader in the research and development of pharmaceutical compounds and possesses pharmaceutical research, development and commercialization capabilities, as well as proprietary compounds and technology in the field of cancer treatment.

C.                                     AZ desires to collaborate with Array in the development and commercialization of ARRY-142886 for the treatment of cancer.

D.                                    In addition, Array has an ongoing research program to identify and develop additional small molecule pharmaceutical products, the mechanism of action of which is the direct binding and inhibition of MEK, for the treatment of cancer, and has developed and continues to develop certain novel, proprietary compounds and technology in this field.  AZ is interested in collaborating with Array to develop the compounds identified by Array, and to develop and commercialize pharmaceutical products directed to MEK in the field of cancer treatment.

Now, therefore, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I - DEFINITIONS

The following terms shall have the following meanings as used in this Agreement:

1.1                                 “Abandoned Product” shall have the meaning ascribed to it in Section 11.3.2.

1.2                                 “Affiliate” shall mean any corporation or other entity which is directly or indirectly controlling, controlled by or under common control with a Party hereto for so long as such control exists.  For the purposes of this Section 1.2, “control” shall mean the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject entity having the power to vote on or direct affairs of the entity, or if not meeting the preceding, the maximum voting right that may be held by the particular Party under the laws of the country where such entity exists.

1.3                                 “Array Existing Technology” shall mean Array Patents and Array Know-How, in each case Controlled by Array as of the Effective Date, that are reasonably necessary or useful for the Parties to conduct their respective activities under the Research Program and the Process Program and for AZ to develop, make, have made, use, import, offer to sell and sell, research, register, formulate, have used, export, transport, distribute, promote, market or have sold or otherwise dispose or offer to dispose of Candidate Drugs or Licensed Products in the Field.

1.4                                 “Array Know-How” shall mean Information which (a) Array discloses to AZ under this Agreement or specifically in anticipation of this Agreement and (b) is within the Control of Array.  Notwithstanding anything herein to the contrary, Array Know-How excludes published Array Patents.

1.5                                 “Array Patents” shall mean the Patents set out in Exhibit 1.5.

1.6                                 “AZ Existing Technology” shall mean AZ Patents and AZ Know-How, in each case Controlled by AZ or its Affiliates as of the Effective Date, that are reasonably necessary for the discovery, development, manufacture, use or sale of Candidate Drugs or Licensed Products.

1.7                                 “AZ Know-How” shall mean Information which (a) AZ discloses to Array under this Agreement or specifically in anticipation of this Agreement and (b) is within the Control of AZ or its Affiliates.  Notwithstanding anything herein to the contrary, AZ Know-How excludes published AZ Patents.

1.8                                 “AZ Patents” shall mean all Patents in the Territory owned or Controlled by AZ or its Affiliates.

1.9                                 “Calendar Quarter” means each successive period of three (3) calendar months commencing on 1st January, 1st April, 1st July and 1st October.

1.10                           “Calendar Year” means each successive period of twelve (12) calendar months commencing on 1st January.

1.11                           “Candidate Drug” shall mean a Compound selected for clinical development in accordance with Section 2.5 below.

1.12                           “Candidate Drug Target Profile” shall mean (i) those criteria set forth in Exhibit 1.12, and/or (ii) such other criteria as are approved by the JRC and agreed in writing by the Parties.  No criteria shall be deemed part of the Candidate Drug Target Profile under (ii) unless such criteria are formally approved by the JRC and agreed in writing by the Parties, regardless of whether such criteria are used informally or discussed by the Parties in the course of the Research Program.

1.13                           “Chemical Patent” shall have the meaning set out in Section 8.2.2.

1.14                           “Collaboration Technology” shall mean Joint Patents, Chemical Patents, Joint Chemical Patents and all inventions and Information, invented, conceived or created solely or jointly by employees, agents or consultants of AZ and/or Array in the course of performing their respective activities in connection with the Research Program or the Process Program and including any biological assays and test methods.

1.15                           “Co-Funded Product “ shall have the meaning defined in Section 3.5.1.

1.16                           “Co-Funding Option” shall mean the option of Array to fund a portion of the Phase III Development Costs of a Licensed Product as provided in Section 3.5.

1.17                           “Combination Product” shall mean a Licensed Product that is a pharmaceutical preparation incorporating two or more therapeutically active ingredients, including a Candidate Drug, as its main active ingredients.  Notwithstanding the foregoing, drug delivery vehicles, adjuvants, and excipients shall not be deemed to be “therapeutically active ingredients,” and their presence shall not be deemed to create a Combination Product under this Section 1.17.

1.18                           “Compound” shall mean a small molecule modulator of MEK, the mechanism of which is direct binding and inhibition of MEK, wherein such chemical entity is identified by Array or AZ using Array Existing Technology, AZ Existing Technology or Collaboration Technology prior to the end of the Research Term.

1.19                           “Contract Year” shall mean a year of 365 days (or 366 days in a leap year) beginning on the Effective Date and ending one (1) year thereafter and so on year-by-year.  “Contract Year One” shall mean the first such year; “Contract Year Two” shall mean the second such year, and so on, year-by-year.

1.20                           “Control,” “Controls,” “Controlled” or “Controlling” shall mean possession of the ability to grant the licenses or sublicenses as provided herein without violating the terms of any agreement or other arrangements with any Third Party.

1.21                           “Development Committee” shall mean the team of AZ personnel and one (1) Array representative formed in accordance with Section 3.2 to discuss and report on the development of a Licensed Product.

1.22                           “Development Criteria” shall have the meaning described in Section 3.2 hereof.

1.23                           “Development Milestone” shall mean a milestone described in Section 6.4.

1.24                           “Development Plan” shall mean the workplan with respect to the development of a Licensed Product as set forth in Section 3.2.

1.25                           “Exclusivity Period” shall mean the period of time commencing with the Effective Date and ending upon the first anniversary of the end of the Research Term.

1.26                           “Existing Technology” shall mean either or both of Array Existing Technology and/or AZ Existing Technology.

1.27                           “FDA” shall mean, with respect to the United States, the U.S. Food and Drug Administration, any successor entity thereto, or any equivalent foreign regulatory authority(ies) in the particular country of the Territory.

1.28                           “Field” shall mean the diagnosis, treatment, palliation, and/or prevention of cancer in humans.

1.29                           “FTE” shall mean a full-time person dedicated to the Research Program or the Process Program, or in the case of less than a full-time dedicated person, a full-time, equivalent person year, based upon a total of one thousand eight hundred eighty (1,880) hours per year of work in connection with the Research Program or the Process Program.

1.30                           “IND” shall mean an investigational new drug application filed with the FDA as more fully defined in 21 C.F.R. § 312.3 or its equivalent in any country.

1.31                           “Information” shall mean information and materials relating to the subject matter of this Agreement and including (i) techniques and data, including, but not limited to, screens, models, inventions, methods, test data, including but not limited to, pharmacological, toxicological and clinical test data, analytical and quality control data, marketing, pricing, distribution, costs, and sales data, manufacturing information, and patent and legal data or descriptions (to the extent that disclosure thereof would not result in loss or waiver of privilege or similar protection) and (ii) compositions of matter, including but not limited to compounds, biological materials and assays.  As used herein, “clinical test data” shall be deemed to include all information related to the clinical or preclinical testing of a Candidate Drug or Licensed Product, including without limitation, patient report forms, investigators’ reports, biostatistical, pharmaco-economic and other related analyses, and the like.

1.32                           “Joint Chemical Patent” shall have the meaning set out in Section 8.2.2(k).

1.33                           “Joint Intellectual Property” shall have the meaning set out in Section 8.2.3.

1.34                           “Joint Patent” shall have the meaning set out in Section 8.2.3.

1.35                           “Joint Research Committee” (or “JRC”) shall mean the committee established under Section 2.2.

1.36                           “Know How” shall mean either or both of Array Know How and/or AZ Know How.

1.37                           “Licensed Product” shall mean a pharmaceutical preparation for human use incorporating ARRY-142886 or incorporating another Candidate Drug as an active ingredient.  For purposes of clarity, the term “Licensed Product” includes a pharmaceutical preparation formulated and first used in a clinical trial.

1.38                           “Licensed Technology” shall mean Array Existing Technology, AZ Existing Technology and Collaboration Technology.

1.39                           “Major European Country” shall mean France, Germany, Italy, Spain, or the United Kingdom.

1.40                           “Marketing Approval” shall mean all approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacturing, use, storage, import, transport and sale of Licensed Products in a regulatory jurisdiction.  For countries where governmental approval is required for pricing or reimbursement for the Licensed Product to be reimbursed by national health insurance (i.e., other than the United States), “Marketing Approval” shall not be deemed to occur until such pricing or reimbursement approval is obtained;  provided, that if a Party has not accepted the pricing offered by the governmental authority of a particular country within eighteen (18) months after the date the first MAA is approved in such country, then Marketing Approval shall be deemed to have occurred in such country.

1.41                           “Marketing Approval Application” or “MAA” shall mean a New Drug Application (as defined in 21 C.F.R. § 314.50 et. seq.), or a comparable filing for Marketing Approval (not including pricing or reimbursement approval) in a country, in each case with respect to a Licensed Product in the Territory.

1.42                           “MEK” shall mean (mitogen activated protein kinase / extracellularly regulated protein kinase) kinase.

1.43                           “Net Sales” shall mean the gross invoiced amount on sales of the Licensed Products by AZ or its Affiliates (the “Selling Party”) to Third Parties (including distributors), less deductions allowed to the Third Party customer by the Selling Party, and with respect only to (a) and (b) below to the extent actually taken by the Third Party customer, on such sales for:

(a)                                  trade, quantity, and cash discounts;

(b)                                 credits, rebates and chargebacks (including those to managed-care entities and government agencies), and allowances or credits to customers on account of rejection or returns (including, but not limited to, wholesaler and retailer returns) or on account of retroactive price reductions affecting such Licensed Product;

(c)                                  [ * ] of the gross invoiced amount as an allowance for freight, postage and duties, and transportation charges specifically relating to Licensed Product, including handling and insurance thereto;

(d)                                 sales (such as VAT or its equivalent) and excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities and any other governmental charges imposed upon the sale of such Licensed Product to Third Parties; and

(e)                                  any other similar and customary deductions that are consistent with generally accepted accounting principles or other applicable accounting standards.

In addition, the Selling Party may exclude from Net Sales a reasonable provision for uncollectible accounts, to the extent such reserve is determined in accordance with the generally accepted accounting standards under which the Selling Party reports, consistently applied across all product lines of the particular Party, until such amounts are actually collected.

In the event a Licensed Product is sold which is a Combination Product under Section 1.17, for purposes of determining payments due to Array under Section 6.6, Net Sales of Combination Products shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A over A+B, in which A is the Gross Selling Price of the Licensed Product when such Product is sold in substantial quantities comprising a Development Compound as the sole therapeutically active ingredient during the applicable accounting period in which the sales of the Licensed Product were made, and B is the Gross Selling Price of the other therapeutically active ingredients contained in the Combination Product sold separately in substantial quantities during the accounting period in question.  All Gross Selling Prices of the therapeutically active ingredients of the Licensed and Combination Products shall be calculated as the average Gross Selling Price of the therapeutically active ingredients in such Products during the applicable accounting period for which the Net Sales are being calculated.  In the event that no separate sale of either the Licensed Product comprising a single Development Compound as the sole therapeutically active ingredient or the other therapeutically active ingredients of the Combination Product are made during the accounting period in which the sale was made or if the Gross Selling Price for a particular therapeutically active ingredient cannot be determined for an accounting period, Net

Sales allocable to the Licensed Product and Combination Product shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining same that takes into account, in the Territory, variations in potency, the relative contribution of each therapeutically active ingredient in the Combination Product, and relative value to the end user of each therapeutically active ingredient.  For purposes of this Section 1.41, “Gross Selling Price” shall mean the gross price at which an active ingredient is sold to a Third Party, before discounts, deductions, credits, taxes or allowances.

1.44                           “Patent” shall mean (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)), and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents; which in each case has not been held, by a court or governmental agency of competent jurisdiction, to be invalid or unenforceable in a decision from which no appeal can be taken.

1.45                           “Payments” has the meaning set forth in Section 6.12.1.

1.46                           “Phase I,” “Phase II,” and “Phase III” shall have the following meanings:

1.46.1                  “Phase I” shall mean human clinical trials, the principal purpose of which is preliminary determination of safety in healthy individuals or patients as required in 21 C.F.R. §312, or similar clinical study in a country other than the United States.

1.46.2                  “Phase II” shall mean human clinical trials, for which the primary endpoints include a determination of dose ranges and/or a preliminary determination of efficacy in patients being studied as required in 21 C.F.R. §312, or similar clinical study in a country other than the United States.

1.46.3                  “Phase III” shall mean human clinical trials, the principal purpose of which is to establish safety and efficacy of one or more particular doses in patients being studied as required in 21 C.F.R. §312, or similar clinical study in a country other than the United States.

1.47                           “Phase III Development Costs” shall have the meaning defined in Section 3.5.3.

1.48                           “Process Plan” shall have the meaning described in Section 3.4.1(a) hereof.

1.49                           “Process Program” shall mean the research and development of processes, related assays and formulations for the manufacture of bulk quantities of Licensed Products.

1.50                           “Recommendation Request” shall have the meaning described in Section 2.5.1 hereof.

1.51                           “Research Milestone” shall mean the milestones set forth in Section 6.3.1.

1.52                           “Research Plan” shall have the meaning described in Section 2.3.1 hereof.

1.53                           “Research Program” shall mean the research, discovery, characterization, optimization and pre-clinical development of small molecule pharmaceutical products, the mechanism of action of which is the direct binding and inhibition of MEK, for the treatment of cancer, during the Research Term.

1.54                           “Research Term” shall mean the period commencing on the Effective Date and ending on the first to occur of (i) termination of this Agreement by either Party under Article 11 or Section 12.4.3 below; or (ii) two (2) years after the Effective Date, or if the Research Term is extended under Section 2.7 below, the end of such extension period.

1.55                           “Sublicensee” shall mean, with respect to a particular Licensed Product, a Third Party to whom AZ has granted a license or sublicense under any Licensed Technology to make, have made, use, sell, offer for sale and import, research, develop, register, manufacture, have manufactured, formulate, have used, export, transport, distribute, promote, market or have sold or otherwise dispose or offer to dispose of such Licensed Product.  As used in this Agreement, “Sublicensee” shall also include a Third Party to whom AZ has granted the right to distribute a Licensed Product, respectively, provided that such Third Party is responsible for marketing and promotion of such Licensed Product within its distribution territory.

1.56                           “Territory” shall mean the entire world.

1.57                           “Third Party” shall mean any entity other than Array or AZ, excepting Affiliates of either or Sublicensees of AZ.

1.58                           “Valid Claim” shall mean, with respect to a Licensed Product or a Candidate Drug in a particular country, any claim of a Patent within the Array Existing Technology or filed pursuant to Section 8.2 that claims i) the Compound included in such Licensed Product or Candidate Drug as a composition of matter or ii) the use of such Compound for one or more indications in the Field and either:

(a)                                  with respect to a granted and unexpired Patent in such country, that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal, and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or

(b)                                 with respect to a pending patent application, that was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application, provided that such claim has not been pending for more than ten (10) years.

ARTICLE II - RESEARCH PROGRAM

2.1                                 Research Program.  Array and AZ agree to conduct a research program on a collaborative basis with the principal goal of identifying other Candidate Drugs for use within the Field which AZ will develop and commercialise as set forth below.

2.2                                 The JRC.  Promptly after the Effective Date, the Parties shall establish a Joint Research Committee (“JRC”).  The JRC shall have responsibility to (i) oversee, review and coordinate the Research Program and Process Program and to expedite the progress of work being done under the Research Plan or Process Plan, and (ii) make such other decisions as are expressly allocated to the JRC under this Agreement.

(a)                                  Membership.  The JRC shall be comprised of an equal number of representatives from each of AZ and Array.  The exact number of such representatives shall be three (3) for each of AZ and Array, or such other number as the Parties may agree.  Either Party may replace its respective JRC representatives at any time, with prior written notice to the other Party.  Unless otherwise agreed, the JRC shall at all times include the Array officer overseeing all research and the AZ UK head of oncology research.  From time to time, the JRC may establish subcommittees to oversee particular projects or activities, and such subcommittees will be constituted as the JRC approves.

(b)                                 Meetings.  The JRC shall meet quarterly, or as more or less often as otherwise agreed by the Parties, at such locations as the Parties agree.

(c)                                  Decision Making.  Decisions of the JRC shall be made by majority vote of the members present in person or by other means (e.g., teleconference) at any meeting; provided that, if there is not an equal number of representatives of each Party present at such meeting, then only an equal number of representatives of each Party shall be entitled to vote at such meeting.  In the event that the votes required to approve a decision cannot be reached, then (i) AZ shall have the deciding vote on prioritization of Compounds in the Research Program, whether or not to initiate GLP toxicology studies with respect to a particular Compound and whether to nominate as a Candidate Drug in accordance with Section 2.5.1 a Compound which does not meet the Candidate Drug Target Profile and (ii) with respect to all other matters, either Party may, by written notice to the other, have such issue referred to the Chief Executive Officer of Array and the VP and Global Head of Oncology Research of AZ, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received.  Minutes of the JRC meetings shall be taken, and shall, at a minimum, record all decisions made.  Such minutes shall be approved by both Parties.

2.3                                 Research Plan.

2.3.1                        Responsibilities.  The Research Program shall be carried out in accordance with a written workplan and budget (the “Research Plan”) approved by the JRC.  Each Party will be responsible for conducting those activities within the Research Program as are allocated to such Party under the Research Plan.  Each Party shall use commercially reasonable diligent efforts to (a) perform or cause to be performed its allocated activities under the Research Plan in good scientific manner and in compliance in all material respects with all applicable laws, including good laboratory practices and good clinical practices, and (b) achieve the objectives of the Research Plan efficiently and expeditiously by allocating sufficient time, effort, equipment and skilled personnel to complete such activities successfully and promptly.

2.3.2                        Establishment of Research Plan.  The initial Research Plan is attached hereto as Exhibit 2.3, which covers the period from the Effective Date through December 31, 2004 in detail and includes general plans for the following year.  The JRC shall review the Research Plan on an ongoing basis and may make changes thereto as the JRC approves.

2.4                                 Information and Reports.  AZ and Array will use commercially reasonable diligent efforts to make available and disclose to each other all Collaboration Technology, including all patent applications filed, and Information within such Technology regarding Compounds synthesized or discovered, and results of in vitro and in vivo studies, with significant discoveries or advances being communicated as soon as reasonably possible after such Information is obtained or its significance is appreciated; provided, however, that with respect to tangible research material, the Parties shall exchange such material as determined by the JRC.  The Parties will exchange, for the Research Term, at least once quarterly, a written summary of such research and results.  Each Party will provide the other with raw data for work carried out in the course of the Research Program to the extent reasonably requested by the other Party.  Each Party shall use commercially reasonable diligent efforts to inform the other Party of any of its respective Existing Technology used or evaluated in connection with the Research Program.

2.5                                 Recommendation and Selection of Candidate Drugs.

2.5.1                        Recommendation.  The Parties have established a Candidate Drug Target Profile, set forth in Exhibit 1.12,  to indicate the suitability of Compounds as Candidate Drugs. Such Candidate

Drug Target Profile may be amended or subsequent Candidate Drug Target Profiles may be agreed and attached from time to time as appropriate to meet the relevant Compound requirements of AZ.  Based upon the results of the Research Program, either Party may from time to time request that the JRC recommend a particular Compound meeting the Candidate Drug Target Profile to AZ for selection as a Candidate Drug (a “Recommendation Request”).  Promptly after receipt of a Recommendation Request, the JRC shall confirm whether such Compound meets the Candidate Drug Target Profile and, following such confirmation, shall recommend such Compound for selection by AZ as a Candidate Drug.  In the event the JRC determines, in its discretion, that a particular Compound does not strictly meet the Candidate Drug Target Profile, but should be considered as a potential Candidate Drug, then the JRC may recommend such Compound to AZ for selection as a Candidate Drug.

2.5.2                        Selection.

(a)                                  AZ Decisions.  AZ may at its discretion:

(i)             select as a Candidate Drug a Compound recommended by the JRC in accordance with Section 2.5.1 above, whether or not such Compound meets the Candidate Drug Target Profile, and a Compound shall not be deemed a Candidate Drug unless so selected by AZ;

(ii)          reject a Compound recommended by the JRC in accordance with Section 2.5.1 above, whether or not such Compound meets the Candidate Drug Target Profile, and such Compound shall not be deemed a Candidate Drug; and

(iii)       defer its decision whether to select or reject a Compound recommended by the JRC in accordance with Section 2.5.1 above, whether or not such a Compound meets the Candidate Drug Target Profile during the term of the Research Program and for a period of [ * ] thereafter, and such Compound shall not be deemed a Candidate Drug unless so selected by AZ, provided that AZ may only defer its decision in accordance with this Section 2.5.2(a)(iii) for up to a maximum of [ * ] such JRC recommended Compounds at any one time.  At such time as AZ has deferred its decision under this Section 2.5.2(a)(iii) with respect to the maximum [ * ] JRC recommended Compounds, if the JRC then recommends an additional Compound in accordance with Section 2.5.1 above, AZ may substitute the newly recommended Compound for one of the Compounds for which it had deferred its decision; upon such substitution, the previously deferred Compound for which the newly recommended Compound is substituted shall be deemed rejected pursuant to Section 2.5.2(a)(ii) above.

(b)                                 Number of Candidate Drugs.  AZ may select up to [ * ] recommended Compounds as Candidate Drugs in addition to ARRY-142886, or such other number as the Parties may agree.  Unless the Parties otherwise agree, AZ shall not undertake clinical testing with respect to a particular Compound, including the preparation of an IND directed to such Compound, until (i) such Compound has been selected as a Candidate Drug in accordance with this Section 2.5.2 and (ii) AZ has [ * ].

(c)                                  ARRY-142886.  The Parties acknowledge that Array has identified and developed certain Compounds including ARRY-142886.  ARRY-142886 shall be deemed selected as a Candidate Drug under this Agreement.

(d)                                 Other Recommended Compounds.  Within ninety (90) days after the JRC recommends a particular Compound other than ARRY-142886 to AZ for selection as a Candidate Drug, AZ shall notify Array whether it selects, rejects or wishes to defer its decision as to whether it wishes to select or reject such Compound pursuant to Section 2.5.2(a).  If AZ rejects a recommended Compound as a Candidate Drug pursuant to Section 2.5.2(a)(ii) within the ninety (90) day selection period, or such other period as the Parties may agree, then (i) such Compound shall not be deemed a Candidate Drug under this Agreement, and (ii) subject to Section 4.1 below, Array shall be free to develop such Compound.

2.6                                 FTE Requirements and Funding. AZ agrees to fund the Array FTEs included in the Research Plan in accordance with Section 6.2 below.  Unless otherwise agreed by the Parties the Research Plan shall specify and Array shall provide [ * ] Array FTEs in Contract Year One and [ * ] Array FTEs in Contract Year Two.

2.7                                 Extension of Research Term.  AZ shall have the right to extend the Research Term on an annual basis for up to [ * ].  To exercise such option, AZ shall so notify Array in writing at least three (3) months prior to the expiration of the Research Term (including any extensions thereof in accordance with this Section 2.7) and the Parties shall enter into good faith discussions as to the required number of Array FTEs for such extension of the Research Term.  All such Array FTEs shall be funded by AZ at the FTE rate established under Section 6.2.1 below.

ARTICLE III - PRODUCT DEVELOPMENT

3.1                                 Licensed Product Development.

3.1.1                        AZ Responsibilities.  Following the selection of a Candidate Drug in accordance with Section 2.5.2 above, AZ shall be responsible for undertaking a development program to obtain regulatory approval in the Field for one or more Licensed Products incorporating such Candidate Drug in the Major European Countries, Japan and the USA and [ * ].  Such program shall include all preclinical, clinical, manufacturing and other activities, beyond those to be undertaken pursuant to the Research Program or Process Program, as are necessary or appropriate to bring such Licensed Products to market.  All MAAs and Marketing Approvals for the Licensed Products shall be owned by AZ, unless otherwise agreed.

3.1.2                        INDs.  It is understood that, prior to the Effective Date, Array has been proceeding with development activities with respect to ARRY-142886, including activities directed to the preparation and filing of an IND (the “Initial IND”).   To facilitate the development of ARRY-142886

in the Field, Array shall complete preparation of and file the Initial IND to cover the agreed Phase I clinical trial activities as set out in Exhibit 3.1.2, subject to AZ prior written approval of the study design and study protocol for such trial.  Array shall be responsible, at its own cost, for the agreed Phase I clinical trial activities.  In addition:

(a)                                  Array shall only be entitled to use a clinical research organization for such Phase I clinical trial activities which has been assessed by and approved in advance in writing by AZ;

(b)                                 during the preparation and filing of the Initial IND Array shall inform AZ of and involve AZ in any interactions between Array and the FDA with respect to the Initial IND;

(c)                                  during the Phase I clinical trial Array shall provide AZ with all safety data arising from the Phase I clinical trial at the same time as it is provided to the FDA;

(d)                                 during the Phase I clinical trial Array shall provide AZ with all pharmacokinetic and pharmacodynamic data arising from the Phase I trial as soon as reasonably practicable; and

(e)                                  during the Phase I clinical trial Array shall inform AZ of and involve AZ in any interactions between Array and the FDA with respect to the Phase I clinical trial activities.

At the completion of the Phase I clinical trial Array shall close or inactivate the Initial IND, shall complete all relevant clinical trial and Initial IND administrative activities and shall share all clinical trial data with AZ.  AZ shall be responsible for the preparation and filing of all subsequent INDs with respect to any subsequent clinical development for ARRY-142886 and all INDs with respect to any clinical development of any other Candidate Drugs.  Array shall also provide to AZ in support of any AZ IND filings all relevant ARRY-142886 non-clinical data, including CMC, pharmacology and toxicology generated by Array.

3.2                                 Development Committee.  As soon as reasonably practicable after selection of the first Candidate Drug, AZ shall form a committee that will manage the conduct and progress of the further development and regulatory affairs with respect to that and each subsequent Candidate Drug (the “Development Committee”).  Day to day management of the development and regulatory activities for the Candidate Drugs shall be carried out by an AZ global product team which shall report to the Development Committee at quarterly meetings.  Development Committee Meetings shall be held face to face or by teleconference or videoconference.  Array shall be notified at least two weeks in advance of the date of each Development Committee meeting and shall have the opportunity to send one Array representative to such meeting, who shall have observer status.  AZ shall provide such Array representative with schedules for all Development Committee meetings and all other information distributed to AZ members of the Development Committee.  The Development Committee shall review the plan for the development of the subject Candidate Drug (each, a “Development Plan”), and in so doing shall consider all reasonable suggestions and comments of Array in formulating such Development Plan.  Such Development Plan shall be reasonably comprehensive and shall describe at least (i) the proposed activities related to clinical studies and regulatory plans, (ii) clinical goals and objectives as well as criteria for successful completion of clinical trials and other development activities (“Development Criteria”) and (iii) other activities and timelines directed to obtaining regulatory approval.  In any event, AZ agrees to keep Array informed as to the progress and activities relating to the further development and regulatory matters pertaining to each Candidate Drug and Licensed Product.  In addition, AZ shall provide Array with such information as Array may reasonably request from time to time.  It is understood that such information will include correspondence with regulatory authorities with respect to each Licensed Product.

3.3                                 Phase I Success Criteria.  At any time during or at the completion of the Phase I activities with respect to ARRY-142886, the Development Committee shall assess that Licensed Product against agreed Phase I success criteria set out in Exhibit 3.3 (the “Phase I Success Criteria”) and shall confirm whether the Phase I Success Criteria have been met.  If ARRY-142886 fails to meet the Phase I Success Criteria, AZ shall have the right to cease development of ARRY-142886 pursuant to this Agreement, and it shall be deemed an Abandoned Product pursuant to Section 11.3.2 below.

3.4                                 Process Development; Manufacturing.

3.4.1                        Process Program.  Array and AZ agree to conduct a program on a collaborative basis with the principal goal of further developing processes and related assays for the manufacture of bulk quantities of ARRY-142886, other Candidate Drugs and Licensed Products.

(a)                                  Process Plan.  The Process Program shall be carried out in accordance with a written workplan and budget (the “Process Plan”) agreed to by the Parties set out in Exhibit 3.4.1.  Each Party will be responsible for conducting those activities within the Process Program as are allocated to such Party under the Process Plan.  It is understood that Array will manufacture and supply bulk quantities of ARRY-142886 for formulation studies under the Process Program.

(b)                                 FTE Requirements and Funding. AZ agrees to fund the Array FTEs included in the Process Plan in accordance with Section 6.2 below.  Unless otherwise agreed by the Parties, the Process Plan shall specify and Array shall provide [ * ] Array FTEs in Contract Year One and [ * ] Array FTEs in Contract Year Two.   The Parties shall enter into good faith discussions as to the required number of Array FTEs for any extension of the term covered by the Process Plan.

(c)                                  Technology Transfer.  At the completion of the Process Program or in accordance with a mutually agreed schedule, the Parties shall cooperate to ensure a seamless and rapid transfer of the Collaboration Technology developed under the Process Program that is necessary or useful for the manufacture of bulk quantities of Licensed Products.

(d)                                 Reports. Array shall provide to AZ, at least once quarterly, a written summary of the results of the Process Program.

3.4.2                        Supply for Clinical Trials.  Array shall use commercially reasonable efforts to manufacture and supply AZ’s requirements of Candidate Drugs (other than ARRY-142886) for use in Phase I clinical trials under the development program, at [ * ].  The Parties shall agree to terms for such supply prior to the first supply of each Candidate Drug, and such terms shall conform to the terms of this Agreement.  As used in this Section 3.4.2, with respect to a particular Candidate Drug, “[ * ]” shall mean [ * ] costs of manufacturing such Candidate Drug, plus [ * ] attributable to manufacture of such Candidate Drug, based on [ * ].

3.5                                 Co-Funding Option.  Array shall have the right, on a Licensed Product-by-Licensed Product basis, to elect to fund [ * ] of the Phase III Development Costs of such Licensed Product, all in accordance with this Section 3.5 (the “Co-Funding Option”).

3.5.1                        Election.  AZ shall notify Array at least [ * ], but not more than [ * ], prior to initiation of any and all Phase III trials for each Licensed Product (each, a “Phase III Notice”).  Such Phase III Notice shall include the date by which any such Phase III trial is projected to start (the “Projected Start Date”), and shall include a description of the indication for which such Phase III trial will be directed, together with a detailed draft plan and budget, for the conduct of the Phase III Clinical Trials intended to support Marketing Approval of such Licensed Product.  At least [ * ] prior to the Projected Start Date, Array may elect, by so notifying AZ in writing, to participate in the further development of such Licensed Product, to the extent described in this Section 3.5 below (such notice, the “Election Notice”).  Following the Phase III Notice, AZ shall cooperate fully with Array, and shall promptly provide Array with such information, as Array may reasonably request to enable Array to make an informed decision of whether to exercise its Co-Funding Option under this Section 3.5 with respect to such Licensed Product.  In the event Array exercises its Co-Funding Option with respect to a particular Licensed Product (such Licensed Product, a “Co-Funded Product”), the provisions of Sections 3.5.2 and  3.5.3 below shall apply with respect to such Co-Funded Product.

3.5.2                        Co-Funding Obligation.  In the event Array exercises its Co-Funding Option with respect to a Licensed Product, Array shall be obligated to [ * ] AZ for [ * ] of such Phase III Development Costs for such Licensed Product, subject to the provisions of this Section 3.5.

(a)                                  The draft plan and budget provided with the Phase III Notice, as modified in accordance with this Section 3.5.2 (a), is referred to as the “Co-Development Plan and Budget.”  By October 1 of each year during the Phase III Development for a particular Co-Funded Product, the Development Committee shall update and amend the Co-Development Plan and Budget for such Co-Funded Product for the next succeeding year.  Unless otherwise specified in the Co-Development Plan and Budget, any amounts projected for a full year shall be considered budgeted in four equal quarterly amounts.  Whether or not Array exercises its Co-Funding Option, AZ agrees to use commercially reasonable diligent efforts to carry out the Phase III Development of each Licensed Product in accordance with the budget specified in the Co-Development Plan and Budget.

(b)                                 Within [ * ], AZ shall provide to Array a statement reflecting the total Phase III Development Costs [ * ] such Calendar Quarter with respect to the particular Co-Funded Product.  Within [ * ] days after Array’s receipt of such statement, Array shall [ * ] AZ [ * ] of the Phase III Development Costs [ * ] such quarterly period in accordance with the statement for such Co-Funded Product; provided, however, that Array shall not be required to [ * ] AZ for [ * ].  AZ agrees to keep Array informed on an ongoing basis as to the actual Phase III Development Costs incurred to date as compared to the Phase III Development Costs reflected in the Co-Development Plan and Budget.

(c)                                  Upon [ * ] prior written notice to AZ, Array may terminate its Co-Funding Option for a particular Co-Funded Product.  In such event, Array’s funding obligation under Section 3.5.2(b) above shall apply only with respect to Phase III Development Costs of activities conducted with respect to such Co-Funded Product prior to such termination.  Such costs shall be [ * ] to Array in accordance with Section 6.6.2(d).  Should AZ have [ * ] Phase III Development Costs in the period prior to Array’s termination of its Co-Funding Option AZ shall invoice Array in respect of [ * ] of costs within [ * ] of such costs being [ * ] and such payments shall be due [ * ] of receipt of invoice by Array.

(d)                                 Bank Details.   All payments set forth in this Section 3.5.2 shall be remitted by wire transfer to the following bank account of AZ or such other account as AZ may designate in writing to Array:

BANK ACCOUNT
Bank Name:	[ * ]
Account Name:	[ * ]
Account No:	[ * ]
SWIFT code:	[ * ]
Corr Bank:	[ * ]

3.5.3                        Certain Terms.  As used in this Section 3.5, the following terms shall have the meaning set forth below:

(a)                                  “Phase III Development” shall mean those activities consisting of Phase III clinical trials intended to support regulatory approval of a Licensed Product, including the collection and analysis of data from those trials.

(b)                                 “Phase III Development Costs” with respect to a particular Co-Funded Product shall mean, to the extent incurred in accordance with the Co-Development Plan and Budget then in effect and to the extent not reimbursed by a Third Party, [ * ] of Phase III Development of the particular Co-Funded Product.

(c)                                  For purposes of this Section 3.5 only, a particular “Co-Funded Product” shall include all dosages of the same formulation of the same active ingredient for all indications within the Field; Licensed Products having a different formulation or active ingredient shall be deemed a separate Licensed Product (or a separate Co-Funded Product, as the case may be).

ARTICLE IV - EXCLUSIVITY

4.1                                 Exclusivity of Efforts.  During the term of the Research Program and for [ * ] from the final selection of a Candidate Drug pursuant to Section 2.5.2(a), Array and AZ will not [ * ], either alone or with a Third Party, [ * ] with respect to, or [ * ] of a product comprising [ * ] for use within the Field, other than in accordance with the Agreement nor will either Party licence [ * ] to any other party.  It is understood and agreed that this Section 4.1 shall not prevent a Party from collaborating with a Third Party academic entity in the Field or with any Third Party for the purpose of [ * ] to be used in support of any Candidate Drug or Licensed Product.

4.2                                 Candidate Drugs.  Following the selection of a Candidate Drug in accordance with Section 2.5 above (including AZ’s payment of the milestone set forth in Section 6.3.1 below), for so long as AZ is reasonably diligently developing and/or commercializing such particular Candidate Drug or Licensed Product, Array shall not [ * ], or license a Third Party to [ * ], such Candidate Drug or Licensed Product in any Field.  If such Candidate Drug, or any Licensed Product incorporating such Candidate Drug, becomes an Abandoned Product pursuant to Section 11.3.2 below, then Array’s obligations under this Section 4.2 shall terminate with respect to such Candidate Drug or Licensed Product. For the avoidance of doubt, provided that AZ is diligently developing ARRY-142886 or such other Candidate Drug as may have been selected in its place, AZ shall be under no obligation to concurrently [ * ] any other Candidate Drugs which have been selected.  Such [ * ] selected Candidate Drugs shall not form part of the Abandoned Products except as provided in Section 11.3.2 below.

4.3                                 Retention of Rights.  AZ acknowledges that Array has ongoing research programs related to the development of pharmaceutical products for use outside the Field, the mechanism of action of which is to modulate MEK, and that such programs include (i) Compounds that have been mutually determined not to meet the Candidate Drug Target Profile in the course of the Research Program, (ii) any Compound that has been determined to meet the Candidate Drug Target Profile in the course of the Research Program but that is rejected as a Candidate Drug pursuant to Section 2.5.2(a)(ii) above, and (iii) following AZ’s selection of [ * ] Candidate Drugs (or such other number as the Parties may agree) in addition to ARRY-142886 under Section 2.5 above, any other Compound that is the subject of the Research Program.  AZ further acknowledges that such ongoing research programs as well as similar future Array research programs related to MEK are outside the scope of this Agreement and, without limitation, such activities of Array are not prohibited by this Article IV.

4.4                                 Inflammation Rights; Right of First Discussion.

4.4.1                        Notice.  During [ * ] from the Effective Date, at least [ * ] prior to Array [ * ] to grant to a Third Party the right to develop and/or commercialize one or more Compounds for use outside the Field, Array agrees to notify AZ in writing, together with a summary description of the Compound (including a general statement of its then-current stage of development) or field to be proposed, if any, that [ * ] (“Initial Notice”).  Within [ * ] following receipt of such Initial Notice, AZ shall notify Array of its decision whether or not it desires to discuss terms and conditions under which Array would grant such rights to AZ.  As soon as practicable following such notice the Parties shall enter into exclusive good faith negotiations to finalise the terms and conditions of such grant of rights.  If (i) AZ notifies Array that it does not desire to discuss such terms and conditions, or (ii) the Parties have not agreed upon such terms and conditions pursuant to which such rights and license would be granted to AZ within [ * ] after the date Array provided the Initial Notice to AZ(the “Negotiation Period”), then Array shall be free to grant to any Third Party the right to develop and/or commercialize one or more Compounds for use outside the Field, without further obligation to AZ, and on any terms that Array deems appropriate.  It is understood that, because Array will be providing the Initial Notice to AZ prior to [ * ] with a Third Party, Array may not be able to define the entire or exact scope of the product, field or rights to be granted, and accordingly, so long as the Initial Notice describes a product, field or rights that overlap with the product, field or rights discussed with, or granted to, a Third Party, Array shall be deemed to have satisfied its obligations, under this Section 4.4; also, it is understood that Array need only provide one such Initial Notice hereunder before engaging in such material and substantial negotiations with the first Third Party, and that Array is not obligated to provide any further notice if Array subsequently engages in discussion with more than one Third Party with respect to the subject matter described in the Initial Notice.

4.4.2                        No Implied Obligations.  The only obligations of Array and AZ under Section 4.4.1 above are as expressly stated therein, and there are no further implied obligations relating to the matters contemplated therein.  Without limiting the foregoing, it is further understood and agreed that the subject Compound(s) for use outside the Field may or may not be discovered or reduced to practice at all, may or may not be discovered or reduced to practice to any particular degree or at all at the time of the Initial Notice under Section 4.4.1, and that further modification and/or variations of a Compound or product may be developed after the date of such Initial Notice; accordingly, so long as Array includes within the Initial Notice a good faith summary of the Compound or product as it then exists, or a good faith summary of the field in which the rights would be granted, the requirements of Section 4.4.1 above shall be deemed satisfied with respect to any and all modifications, variants or derivatives of the Compound or product developed or reduced to practice after the date of the Initial Notice.  Without limiting the foregoing, it is further acknowledged and agreed that (i) this Section 4.4 shall not be deemed to apply to a transaction by which a Third Party acquires all or substantially all of the business assets of this Agreement in accordance with Section 12.4 below; and (ii) if Array enters into a transaction with a Third Party in accordance with this Section 4.4 that includes the grant by Array of [ * ] one or more Compounds for use outside the Field (each such [ * ] being referred to as a “[ * ]”), then the grant of rights by Array upon [ * ] shall not be subject to this Section 4.4 so long as the grant of

[ * ] was made in a transaction entered into with the Third Party in compliance with Section 4.4.1; and (iii) Array is not obligated under this Section 4.4 to provide AZ any particular information other than as expressly stated in Section 4.4.1, and that Array may require a separate confidentiality agreement as a condition to any disclosure of information in connection with Section 4.4.

4.4.3                        Disputes.  If AZ disputes Array’s right to proceed to enter into any transaction with a Third Party with respect to one or more Compounds for use outside the Field, AZ shall submit such dispute to binding arbitration within [ * ] from the end of the Negotiation Period.  AZ shall provide Array a notice of such arbitration together with a written report setting forth the specific basis for the dispute and the specific actions AZ believes Array must take to resolve the dispute (“Arbitration Notice”).  Such arbitration shall be conducted in accordance with Section 12.2.  If an Arbitration Notice is not received within the [ * ] period then AZ shall have no further right to dispute Array’s right to grant any Third Party rights contemplated by this Section 4.4.

ARTICLE V - LICENSE GRANTS

5.1                                 Research Licenses.  AZ hereby grants Array a non-exclusive, non-sublicensable, worldwide license without royalty or charge during the Research Term solely to make and use subject matter within the AZ Existing Technology and its rights to Collaboration Technology, to conduct activities assigned to Array under the Research Plan or the Process Plan.  Array hereby grants AZ a non-exclusive, non-sublicensable, worldwide license without royalty or charge during the Research Term solely to make and use subject matter within the Array Existing Technology and its rights to Collaboration Technology, to conduct activities assigned to AZ under the Research Plan or the Process Plan, during the Research Term.  The licenses granted under this Section 5.1 shall not include the right to grant or authorize sublicenses other than to Affiliates in order to conduct the Research Program or Process Program.

5.2                                 Licenses to AZ.

5.2.1                        Candidate Drugs and Licensed Products.  Subject to the terms and conditions of this Agreement, Array hereby grants AZ an exclusive license, under Array’s interest in Compounds, Candidate Drugs and Licensed Technology, to make, have made, use, sell, offer for sale and import,  research, develop, register, manufacture, have manufactured, formulate, have used, export, transport, distribute, promote, market or have sold or otherwise dispose or offer to dispose of Candidate Drugs and Licensed Products for use in the Field and in the Territory.

5.2.2                        Sublicenses.  AZ may sublicense the rights granted under Section 5.2.1 above for a particular Candidate Drug or Licensed Product; provided that such sublicense (and any right to obtain such a sublicense) is granted no earlier than the date the Compound incorporated therein has been selected as a Candidate Drug in accordance with Section 2.5 above.

5.3                                 Licenses to Array.

5.3.1                        Abandoned Products.  AZ hereby grants to Array an exclusive license [ * ] under AZ’s interest in the Collaboration Technology, to make, have made, use, sell, offer for sale and import, research, register, formulate, have used, export, transport, distribute, promote, market or have sold or otherwise dispose or offer to dispose of Abandoned Products for use in the Territory.  Such license shall include the right to grant and authorize sublicenses.  If Array requires a license under AZ Existing Technology to enable it to exercise its rights under this Section 5.3.1, then AZ shall grant such license to Array [ * ].

5.4                                 No Implied Licenses.  Each Party acknowledges that the licenses granted under this Article V are limited to the scope expressly granted, and all other rights to Licensed Technology are expressly reserved to the Party owning such Licensed Technology. Without limiting the foregoing, it is understood that where an exclusive license under Licensed Technology is granted to a Party under this Article V for a particular purpose, the Party granting such license retains all of its rights to such Licensed Technology for all purposes not expressly licensed.

ARTICLE VI - PAYMENTS

6.1                                 Initial Payment.  In consideration of [ * ] AZ shall pay to Array [ * ].  Such sum shall be due upon the Effective Date and shall be payable within [ * ].  Such amount shall be non-refundable and non-creditable against any other amounts due to Array under this Agreement.

6.2                                 Research and Process Payments - Funding.

6.2.1                        FTEs.  An FTE rate determined in accordance with this Section 6.2.1 shall be used for purposes of determining the costs incurred by Array with respect to Array personnel performing work on the Research Program and the Process Program.  The FTE rate shall be [ * ] per FTE.  The FTE rate includes but is not limited to all salary, employee benefits and other expenses including support staff and overhead for or associated with an FTE.

6.2.2                        Non-FTE Costs.  If the JRC specifically requests, as confirmed by AZ in writing or in the written Research Plan approved by the JRC, that Array conduct and fund a research activity at an external center, Array’s [ * ] costs incurred by Array in following such request shall be reimbursed by AZ at Array’s cost [ * ].  Such sums shall be payable [ * ] following receipt by AZ of a valid invoice from Array.

6.2.3                        Payment.  On or before the first day of each Calendar Quarter during the Research Term, AZ shall pay to Array [ * ] for each FTE for such quarter.  Such sums shall be payable [ * ] following receipt by AZ of a valid invoice from Array.  Unless otherwise specified in the applicable

Research Plan, amounts budgeted for the full year will be deemed budgeted in equal amounts for each Calendar Quarter during such year.

6.2.4                        Bank Details.   All payments set forth in this Article VI shall be remitted by wire transfer to the following bank account of Array or such other account as Array may designate in writing to AZ:

BANK ACCOUNT
Bank Name:	[ * ]
Bank Address:	[ * ]
Account Name:	[ * ]
Account No:	[ * ]
ABA code:	[ * ]
SWIFT code:	[ * ]

6.3                                 Research Milestones .

6.3.1                        Milestones.  AZ shall pay to Array the following amounts upon achievement of each occurrence of the following events (each a “Research Milestone”):

MILESTONE		CASH PAYMENT
(in U.S. dollars)
1.	[ * ]	[ * ]
2.	[ * ]	[ * ]

6.3.2                        Certain Terms.

Selection of Candidate Drugs shall be in accordance with Section 2.5.  It is understood that Research Milestone 2 shall be paid [ * ].

6.4                                 Development Milestones.

6.4.1                        Milestones.  Except as set forth below, AZ shall pay to Array the following amounts upon achievement of the corresponding events set forth below (each, a “Development Milestone”) for each Licensed Product, regardless of whether thedevelopment, promotion, or marketing of such Licensed Product is discontinued at any time after theachievement of such milestone:

MILESTONE		CASH PAYMENT (in U.S. dollars)

1a.	[ * ]	[ * ]

1b.	[ * ]	[ * ]

2.	[ * ]	[ * ]

3.	[ * ]	[ * ]

4.	[ * ]	[ * ]

5.	[ * ]	[ * ]

6.	[ * ]	[ * ]

7.	[ * ]	[ * ]

8.	[ * ]	[ * ]

9.	[ * ]	[ * ]

10.	[ * ]	[ * ]

6.4.2                        Certain Terms.  For purposes of the Development Milestones due under this Section 6.4:

(a)                                  Development Milestones 1a and 1b shall be paid [ * ].  Development Milestones 3 through 10 shall be paid [ * ].

(b)                                 For purposes of this Section 6.4, and Section 6.6 below, all dosage forms, and all formulations, of the same active ingredient shall be deemed a single Licensed Product; Licensed Products having a different active ingredient shall be deemed separate Licensed Products.

(c)                                  “Initiation” of a particular clinical trial shall mean the first dosing of the first patient in such trial.

(d)                                 If a subsequent Development Milestone is achieved with respect to a particular Licensed Product before a prior Development Milestone (“prior” and “subsequent” referring to a lower and higher number respectively in the tables above, e.g. Development Milestone 2 being “prior” to Development Milestone 3), then prior Development Milestones 1 through 4 with respect to that Licensed Product shall be deemed achieved upon achievement of the subsequent Development Milestone.  In addition, where Development Milestone 8 is achieved Development Milestone 5 only shall be deemed to have been achieved, where Development Milestone 9 is achieved Development Milestone 6 only shall be deemed to have been achieved and where Development Milestone 10 is achieved Development Milestone 7 only shall be deemed to have been achieved.

(e)                                  “Acceptance” of an MAA shall mean the date of receipt by AZ of written notice of acceptance from the FDA (or its equivalent in a country outside the U.S.) of the first MAA for the Licensed Product for substantive review.

(f)                                    “Acceptance of an MAA in the European Union” shall mean the date that the first MAA has been accepted for a Licensed Product in at least one (1) of the Major European Countries or by the European Medicines Evaluation Agency (“EMEA”).

(g)                                 “First Commercial Sale” shall mean, with respect to a Licensed Product in a particular country, the first bona fide commercial sale of such Licensed Product following Marketing Approval in such country by or under authority of AZ, its Affiliates or Sublicensees.  It is understood that Development Milestone 9 shall be paid upon the First Commercial Sale of a Licensed Product in any country that is a Major European Country.

6.4.3                        Credits.  Should all development of a particular Licensed Product discontinue prior to MAA Approval in the first country, for any reason, and be replaced by an alternative Licensed Product, then, when the next Licensed Product achieves a milestone for which a corresponding milestone payment was made for the discontinued Licensed Product, no payment shall be due with respect to such alternative Licensed Product with respect to milestones 3 through 7.

6.5                                 Milestone Payment Timing.  AZ and Array each agree to notify the other of its achievement of any milestone promptly, but in any event within twenty (20) days of such achievement. For milestones accomplished by AZ, the relevant payments set forth in Sections 6.3 and 6.4 hereof shall each be due to Array upon notice by AZ to Array of the occurrence of the milestone event set forth therein and shall be payable within thirty (30) days of receipt by AZ of a valid invoice from Array.  For milestones accomplished by Array, such payment shall be due thirty (30) days after notice thereof to AZ, subject to AZ’s verification during such thirty (30) day period that the milestone occurred and subject to receipt of a valid invoice from Array.

6.6                                 Earned Royalties For Licensed Products.  AZ shall pay Array a royalty on worldwide Net Sales of Licensed Products.  Such royalty shall be paid based on the total annual worldwide Net Sales for each Calendar Year, on a Licensed Product-by-Licensed Product basis.

6.6.1                        General.  Subject to Section 6.6.2 below, the annual royalty rate for a particular Licensed Product in a given year shall be determined by the total worldwide annual Net Sales of such Licensed Product for the particular Calendar Year, according to the following schedules.

(a)                                  For each Licensed Product that incorporates [ * ]:

Total Annual Net Sales	Royalty
Less than [ * ]	[ * ]	%
Between [ * ] and [ * ]	[ * ]	%
Greater than [ * ]	[ * ]	%

(b)                                 For each Licensed Product that incorporates [ * ] (i) for which [ * ] or (ii) which [ * ]:

Total Annual Net Sales	Royalty
Less than [ * ]	[ * ]	%
Between [ * ] and [ * ]	[ * ]	%
Greater than [ * ]	[ * ]	%

(c)                                  For each Licensed Product that incorporates [ * ]:

Total Annual Net Sales	Royalty
Less than [ * ]	[ * ]	%
Between [ * ] and [ * ]	[ * ]	%
Greater than [ * ]	[ * ]	%

6.6.2                        Licensed Products Subject to Co-Funding Option.  With respect to Licensed Products for which Array has exercised its Co-Funding Option pursuant to Section 3.5, the annual royalty rate for a particular Co-Funded Product in a given Calendar Year shall be determined by the total annual worldwide Net Sales of such Licensed Product in that Calendar Year, according to the following schedules.

(a)                                  For each Co-Funded Product that incorporates [ * ]:

Total Annual Net Sales	Royalty
Less than [ * ]	[ * ]	%
Between [ * ] and [ * ]	[ * ]	%
Greater than [ * ]	[ * ]	%

(b)                                 For each Co-Funded Product that incorporates [ * ] (i) for [ * ] or (ii) which [ * ]:

Total Annual Net Sales	Royalty
Less than [ * ]	[ * ]	%
Between [ * ] and [ * ]	[ * ]	%
Greater than [ * ]	[ * ]	%

(c)                                  For each Co-Funded Product that incorporates a [ * ]:

Total Annual Net Sales	Royalty
Less than [ * ]	[ * ]	%
Between [ * ] and [ * ]	[ * ]	%
Greater than [ * ]	[ * ]

(d)                                 For any particular Co-Funded Product for which Array terminates its obligation to fund Phase III Development Costs under Section 3.5.2(c), AZ shall pay the royalty rate [ * ].

6.6.3                        Other.

(a)                                  For purposes of determining the royalty rates applicable hereunder, it is understood that “total annual Net Sales” shall be determined on a world-wide, Calendar Year basis, and shall be determined separately for each separate Licensed Product.

(b)                                 Further it is understood that if the total annual Net Sales for a particular Calendar Year are within a particular Net Sales range, as reflected in the tables in either 6.6.1 or 6.6.2 above, then the royalty corresponding to such range shall apply to Net Sales for the particular Calendar Year within such range only.  For convenience of example only and without limiting the above, for each Licensed Product that incorporates [ * ] without any right of reduction, the royalty rate of [ * ]% shall apply to the amount of annual Net Sales under [ * ], should annual Net Sales exceed [ * ] then the royalty rate of [ * ]% shall apply only to the amount of Net Sales exceeding [ * ] (and up to [ * ]) and should annual Net Sales exceed [ * ] then the royalty rate of [ * ]% shall apply only to the amount of Net Sales exceeding [ * ].

(c)                                  If AZ sells a Licensed Product to a Third Party that purchases other products or services from AZ, AZ agrees not to discount the purchase price of the Licensed Product to a greater degree than AZ generally discounts the prices of the other products and/or services sold to such Third Party

6.7                                 Sublicensees.  In the event that AZ grants a license or sublicense under any Licensed Technology to make, have made, use, sell, offer for sale and import, research, develop, register, manufacture, have manufactured, formulate, have used, export, transport, distribute, promote, market or have sold or otherwise dispose or offer to dispose of a Candidate Drug or Licensed Product to a Sublicensee, AZ shall pay to Array a royalty of [ * ] of all Net Proceeds.  AZ shall pay such amounts to Array [ * ] after the [ * ] with respect to all Net Proceeds received in [ * ].  For the purposes of this Section 6.7, “Net Proceeds” shall mean [ * ], including without limitation, (i) [ * ] payments, (ii) [ * ] payments, (iii) [ * ] and (iv) [ * ].    With respect to amounts received for (iv) above, Net Proceeds shall mean [ * ],

6.8                                 Sales Subject to Royalties.  Sales [ * ] shall not be subject to royalties hereunder.  Royalties shall be calculated on AZ’s or its Affiliates’ sale of the Licensed Products to a Third Party (including Distributors) and on Net Proceeds from Sublicencees in accordance with Section 6.7.  Royalties shall be payable only once for any given unit of Licensed Product.  For purposes of determining Net Sales, the Licensed Product shall be deemed to be sold when invoiced and a “sale” shall not include, and no royalties shall be payable on, transfers by AZ orits Affiliates of samples of Licensed Products or clinical trial materials containing Compound or other transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes.

6.9                                 Term For Royalty Payment.  Royalties payable under Section 6.6 shall be paid on a country-by-country basis from the date of the First Commercial Sale (as defined in Section 6.4.2(g)) of each Licensed Product in such country.  The obligation shall expire, on a country-by-country basis, with respect to each separate Licensed Product, on the later to occur of (a) the [ * ] anniversary of the first commercial sale of such Licensed Product in such country and (b) the expiration date in such country of the last to expire of any issued licensed Patent that includes at least one Valid Claim [ * ] in such country.

Upon such expiry all applicable licences for such Licensed Product in such country shall be deemed fully paid up and perpetual and AZ shall have no further obligations under Article VI.

6.10                           No Valid Claim.  In the event that a Licensed Product is sold in a country and is not covered by a Valid Claim within the Licensed Technology in such country, the Net Sales of such Licensed Product for purposes of the royalty rate payable to Array by AZ with respect to such sales of such Licensed Product in such country shall be reduced by [ * ].  Net Sales of such Licensed Product shall be reduced for only so long as no Valid Claim within the Licensed Technology covering such Licensed Product exists.  For those countries in which patents on pharmaceutical compositions may not be obtained, this Section 6.10 shall not apply.

6.11                           Foreign Exchange.  The remittance of royalties payable on Net Sales will be payable in U.S. dollars to a bank and to an account designated by Array in accordance with Section 6.2.4 above.  For the purpose of computing the Net Sales of Licensed Products sold in a currency other than U.S. Dollars, such currency shall be converted from local currency to U.S. Dollars by AZ in accordance with the rates of exchange for the relevant Calendar Quarter for converting such other currency into U.S. Dollars used by AZ’s internal accounting systems, which are independently audited on an annual basis.

6.12                           Taxes.

6.12.1                  General.  The royalties, milestones and other amounts payable by AZ to Array pursuant to this Agreement (“Payments”) shall not be reduced on account of any taxes unless required by applicable law.  Array alone shall be responsible for paying any and all taxes (other than withholding taxes required by applicable law to be deducted and paid on Array’s behalf by AZ) levied on account of, or measured in whole or in part by reference to, any Payments it receives.  AZ shall deduct or withhold from the Payments any taxes that it is required by applicable law to deduct or withhold.  Notwithstanding the foregoing, if Array is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to AZ or the appropriate governmental authority (with the assistance of AZ to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve AZ of its obligation to withhold tax, and AZ shall apply the reduced rate of withholding, or dispense with withholding, as the case may be, provided that AZ has received evidence, in a form satisfactory to AZ, of Array’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least fifteen (15) days prior to the time that the Payments are due.  If, in accordance with the foregoing, AZ withholds any amount, it shall pay to Array the balance when due, make timely payment to the proper taxing authority of the withheld amount, and send to Array proof of such payment within sixty (60) days following that payment.

6.12.2                  Indirect Taxes.  All Payments are exclusive of Indirect Taxes.  If any Indirect Taxes are chargeable in respect of any Payments, the payer shall pay such Indirect Taxes at the applicable rate in respect of any such Payments following the receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by the recipient in respect of those Payments, such Indirect Taxes to be payable on due date of the payment of the Payments to which such Indirect Taxes relate.

6.13                           Royalty Payment Reports.  The royalties shall be calculated quarterly as of the last day of March, June, September and December respectively, for the Calendar Quarter ending on that date.  AZ shall pay the royalties in conjunction with the delivery of a written report to Array within [ * ] after the end of each Calendar Quarter that shows, with respect to each country and each Licensed Product, the sales volume and Net Sales of the Licensed Products during such Calendar Quarter.

6.14                           Accounting.  AZ shall maintain complete and accurate records, in accordance with the generally accepted accounting practices under which it reports, which are relevant to costs, expenses and payments under this Agreement.  Upon the written request of Array, AZ shall permit a certified public accountant or a person possessing similar professional status and associated with an independent accounting firm acceptable to the Parties to inspect during regular business hours and no more than [ * ] and going back no more than [ * ] preceding the current year, all or any part of AZ’s records and books necessary to check the accuracy of such costs, expenses or payments made under this Agreement.  The accounting firm shall enter into appropriate obligations with AZ to treat all information it receives during its inspection in confidence.  The accounting firm shall disclose to Array and AZ only whether the costs, expenses or payments under this Agreement are correct and details concerning any discrepancies, but no other information shall be disclosed to Array.  The Parties agree to settle any discrepancies promptly.  The charges of the accounting firm shall be paid by Array, except in the case of a discrepancy against Array of more than [ * ], the charges shall be paid by AZ.  Any failure by Array to exercise its right under this Section 6.14 with respect to a Calendar Year within the time period allotted therefor, shall constitute a waiver by Array of its right to later object to any payments made by AZ under this Agreement during such Calendar Year.

6.15                           Credit For Payments for Third Party Licenses.

6.15.1                  Reduction of Royalties; Amount.  In the event that (i) it becomes reasonably necessary for AZ at its sole discretion to obtain a license under a valid, issued patent of a Third Party, where such patent [ * ] and such patent would necessarily be infringed by [ * ] of such Licensed Product or [ * ] of a Candidate Drug, and (ii) AZ must pay such Third Party for such license a royalty on Net Sales of such Licensed Product in a particular country, AZ may reduce the amount [ * ] on Net Sales of such Licensed Product in such country; provided that the royalties otherwise due to Array on such Net Sales shall not be so reduced [ * ].  AZ shall not be entitled to such credit in any country of the Territory in the event the patents of such Third Party for which such obligations have been incurred are held invalid or unenforceable in that country.  Notwithstanding the foregoing, if AZ is required to obtain a license as described in this Section 6.15.1 for [ * ] of a Candidate Drug, and AZ [ * ], then AZ may reduce the amount due to Array [ * ]; provided that [ * ] for any Candidate Drug shall not be so reduced [ * ].

6.15.2                  Complementary Technologies.  In addition to the foregoing royalty reduction, it is understood that on a case-by-case basis, AZ and Array may agree that it would be in their mutual best interests to in-license a complementary technology for use with a Licensed Product, and in such case may similarly agree that it would be in their mutual best interests to agree upon a further reduction calculated by reference to royalties paid with respect to such in-license; provided, however, that neither Party shall be obligated to agree to any such reduction, and no such reduction shall be made unless so agreed.

6.15.3                  Consultation; Disputes.  AZ shall consult with Array prior to entering into any license agreement with a Third Party for which AZ would seek to deduct royalties under this Section 6.15, and shall take into account reasonable suggestions of Array with respect to such proposed license.  Any dispute under this Section 6.15 including any dispute as to whether such a license is necessary, shall be resolved in accordance with Section 12.2 below.

ARTICLE VII - COMMERCIALIZATION

7.1                                 Commercialization Rights.  AZ shall be responsible for the establishment, control and implementation of the strategy, plans and budgets for marketing and promotion of the Licensed Products.

7.2                                 Commercialization Efforts.  AZ shall use commercially reasonable diligent efforts to develop and commercialize Licensed Products, and to perform its obligations under Sections 2.1, 3.1, 3.2, 3.4 and 7.1 of this Agreement, and to obtain the optimum commercial return for each Licensed Product in all major markets throughout the world, consistent with the practice of AZ in pursuing the development and commercialization of pharmaceutical products of its own development and of similar commercial value potential.

ARTICLE VIII - OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS

8.1                                 Existing Technology Inventions.

8.1.1                        General.  Each Party shall retain all of its rights, title and interest in and to its Existing Technology, including the right to transfer or license such intellectual property to others for any purpose, subject only to its obligations under this Agreement.  Each Party shall promptly disclose to the other any inventions made in connection with the Existing Technology.  Each Party shall keep the other informed as to material developments with respect to the prosecution and maintenance of Patents claiming Existing Technology that pertain to Candidate Drugs or Licensed Products, including without limitation, by providing copies of any substantive documents.  Inventorship shall be determined in accordance with the patent laws of the United States.

8.1.2                        Array shall, during the term of this Agreement, be responsible for the filing, prosecution and maintenance of the Array Patents, at Array’s sole discretion.

8.1.3                        Array shall use reasonable endeavours to prosecute the Array Patents so that there will be claims [ * ], and other claims [ * ] which are of interest to Array such as, for example, by the filing of divisional Patents.

8.1.4                        AZ shall have the right to give comments and recommendations as to the overall strategy regarding the filing, prosecution and maintenance of the Array Patents including any activity pursuant to Section 8.1.3; and before taking any step in the filing, prosecution or maintenance of the Array Patents, Array shall allow AZ to comment on the action proposed to be taken and Array shall endeavour to take into account any comments and suggestions of AZ, provided that any such advice by AZ is given without any warranty or guarantee as to the results.  In addition to the foregoing, (i) if AZ requests in good faith that Array expand the scope of the claims of an Array Patent, Array shall claim such additional subject matter so requested, and (ii) if Array intends to narrow the scope of the claims of an Array Patent in a manner to which AZ in good faith disagrees or objects, then AZ shall have the right to pursue claims to the subject matter so excluded in accordance with Section 8.1.7 below.  At such time as AZ has made all of its Candidate Drug selections, Array’s obligations under this Section 8.1 shall be limited to those Array Patents containing a Valid Claim.

8.1.5                        Array shall for the purposes of this Section provide AZ with copies of all substantive documents that Array receives from any patent office, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions and any other documents which may be of importance for any action(s) to be taken sufficiently in time prior to the deadline for, or the intended date for, the action to be taken, whichever is the earlier, but no later than sixty (60) days prior to such date, provided that such period is available to Array.  AZ shall communicate its comments on same on the earlier of:

(a)                                  thirty (30) days from the date on which Array provided such information to AZ; and

(b)                                 no less than thirty (30) days before the deadline for, or the intended date for, the action to be taken, provided that such period is available to AZ.

8.1.6                        Should any such comment as provided for under Section 8.1.4 refer to a matter which AZ in its reasonable judgment considers to be of significant importance for the maintenance of the protection which the Array Patents are intended to provide for the Candidate Drugs and/or the Licensed Products, AZ and Array shall discuss in good faith how to maintain such protection.

8.1.7                        In the event that Array should decide to permit any pending patent application or any patent included in the Array Patents containing a Valid Claim to lapse by any action, inaction or failure to take any action or to pay any fee when due, Array shall promptly inform AZ of such decision, but no later than two months prior to such action, inaction or failure to pay, provided that such period is available to Array, so that AZ might, at AZ’s expense, seek such patent protection or prevent any such lapse.  In such event, Array shall promptly, at the request and expense of AZ, execute and deliver any transfer or assignment or other relevant documents necessary and make all such rightful oaths as will aid or permit AZ to take such actions on its own behalf.  Upon such transfer and assignment becoming effective AZ shall immediately assume the responsibility for any costs connected therewith, and such patent application or patent shall immediately be deemed AZ Patents.

However, upon request by AZ in writing to Array, Array shall, for a period of three (3) months from the date of such notice continue at AZ’s cost to be responsible for seeking such patent protection or preventing any such lapse or failure to pay as mentioned in this Section 8.1.7 and contemplated in AZ’s notice.

Where Array wishes to allow a patent application to lapse, and it is not possible for Array to assign its rights to AZ, the patent or patent application will be maintained in the existing name at the expense of AZ and with an exclusive licence to AZ.

At such time as AZ has made all of its Candidate Drug selections, Array’s obligations under this Section shall be limited to those Array Patents containing a Valid Claim.

8.1.8                        Should AZ reasonably require Array, [ * ] to seek additional patent protection which AZ in its reasonable judgment considers to be of significant importance for the maintenance of the protection which the Array Patents are intended to provide for the Candidate Drugs and/or Licensed Products, by way of patent registration, patent of importation or revalidation or otherwise, then Array may do so.  Should Array notify AZ in writing that it does not intend to do so, then AZ may do so in its own name or in the name of Array, whichever AZ may elect.

8.1.9                        The Parties shall cooperate and shall take each other’s advice into reasonable account in any issue regarding the gaining of patent term extension, including, but not limited to, Supplementary Protection Certificates in the European Economic Area, relating to the Array Patents which AZ in its reasonable judgment considers to be of significant importance for the maintenance of the protection which the Array Patents are intended to provide for the Candidate Drugs and/or the Licensed Products.

8.1.10                  Array warrants that it shall not grant any Third Party any right under the Array Patents or otherwise which might contravene or conflict with AZ’s rights under Sections 8.1.2 through 8.1.9.  Array further warrants that it shall not grant to any Third Party any right under the Array Patents or otherwise which would mean or have as a consequence that Array would not be entitled to prosecute the Array Patents in a way which would otherwise contravene or conflict with AZ’s rights or Array’s obligations under this Section.

8.1.11                  At the commencement of Phase III in respect of ARRY-142886, any Array Patent [ * ] shall be assigned such that it shall be jointly owned by Array and AZ in equal undivided shares.  Under any such assignment:

(i)             AZ rights only extend to any Valid Claim and not to any other claims contained within any jointly owned patent property; and

(ii)          Array has a perpetual, irrevocable, sub-licensable exclusive licence without royalty or charge in the Territory for any purpose inside or outside the Field under all the claims contained within any jointly owned patent property, other than any Valid Claim.

Neither Party can encumber the rights of the other Party with respect to such jointly owned patent property without the consent of the other Party except that Array grants AZ and its Affiliates a perpetual, irrevocable, sub-licensable, exclusive licence, without royalty or charge other than as set forth in Article VI, under any Valid Claim in the Territory for any purpose in the Field, subject to Section 2.5.2(b) above, and AZ grants Array a perpetual, irrevocable, sub-licensable exclusive licence without royalty or charge under any Valid Claim in the Territory for any purpose outside the Field.

8.1.12                  Upon commencement of Phase I in respect of any Candidate Drug other than ARRY-142886, any Array Patent [ * ] shall be assigned such that it shall be jointly owned by Array and AZ in equal undivided shares.  Under any such assignment:

(i)             AZ rights only extend to any Valid Claim and not to any other claims contained within any jointly owned patent property; and

(ii)          Array has a perpetual, irrevocable, sub-licensable exclusive licence without royalty or charge in the Territory for any purpose inside or outside the Field under all the claims contained within any jointly owned patent property, other than any Valid Claim

Neither Party can encumber the rights of the other Party with respect to such jointly owned patent property without the consent of the other Party except that Array grants AZ and its Affiliates a perpetual, irrevocable, sub-licensable, exclusive licence, without royalty or charge other than as set forth in Article VI, under any Valid Claim in the Territory for any purpose in the Field, subject to Section 2.5.2(b) above, and AZ grants Array a perpetual, irrevocable, sub-licensable exclusive licence without royalty or charge under any Valid Claim in the Territory for any purpose outside the Field.

8.2                                 Collaboration Technology.

8.2.1                        Inventions.   Each Party shall promptly disclose to the other any inventions made in connection with this Agreement.  Each Party shall keep the other informed as to material developments with respect to the prosecution and maintenance of Patents claiming Collaboration Technology, including without limitation, by providing upon request copies of any substantive documents.

8.2.2                        Chemical Inventions.

(a)                                  Notwithstanding Section 8.2.3, all inventions and other intellectual property made by personnel of Array or AZ in the course of and in connection with the Research Program, the Process Program comprising compositions of matter but excluding inventions relating to specific salts and polymorphs, shall be owned by Array (“Chemical Intellectual Property” and in relation to Patents “Chemical Patents”).

(b)                                 Array shall, during the term of this Agreement, be responsible for the filing, prosecution and maintenance of the Chemical Patents at its sole discretion.

(c)                                  Array shall use reasonable endeavours to prosecute the Chemical Patents so that there will be claims [ * ], and other claims [ * ] which are of interest to Array such as, for example, by the filing of divisional Patents.

(d)                                 AZ shall have the right to give comments and recommendations as to the overall strategy regarding the filing, prosecution and maintenance of the Chemical Patents including any activity pursuant to Section 8.2.2(c); and before taking any step in the filing, prosecution or maintenance of the Chemical Patents, Array shall allow AZ to comment on the action proposed to be taken and Array shall endeavour to take into account any comments and suggestions of AZ, provided that any such advice by AZ is given without any warranty or guarantee as to the results.  In addition to the foregoing, (i) if AZ requests in good faith that Array expand the scope of the claims of a Chemical Patent, Array shall claim such additional subject matter so requested, and (ii) if Array intends to narrow the scope of the claims of a Chemical Patent in a manner to which AZ in good faith disagrees or objects, then AZ shall have the right to pursue claims to the subject matter so excluded in accordance with Section 8.2.2(g) below.  At such time as AZ has made all of its Candidate Drug selections, Array’s obligations under this Section 8.2.2 shall be limited to those Chemical Patents containing a Valid Claim.

(e)                                  Array shall for the purposes of this Section provide AZ with copies of all substantive documents that Array receives from any patent office, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions and any other documents which may be of importance for any action(s) to be taken sufficiently in time prior to the deadline for, or the intended date for, the action to be taken, whichever is the earlier, but no later than sixty (60) days prior to such date, provided that such period is available to Array.  AZ shall communicate its comments on same on the earlier of:

(i)             thirty (30) days from the date on which Array provided such information to AZ; and

(ii)          no less than thirty (30) days before the deadline for, or the intended date for, the action to be taken, provided that such period is available to AZ.

(f)                                    Should any such comment as provided for under Section 8.2.2(d) refer to a matter which AZ in its reasonable judgment considers to be of significant importance for the maintenance of the protection which the Chemical Patents are intended to provide for the Candidate Drugs and/or the Licensed Products, AZ and Array shall discuss in good faith how to maintain such protection.

(g)                                 In the event that Array should decide to permit any pending patent application or any patent included in the Chemical Patents containing a Valid Claim to lapse by any action, inaction or failure to take any action or to pay any fee when due, Array shall promptly inform AZ of such decision, but no later than two months prior to such action, inaction or failure to pay, provided that such period is available to Array, so that AZ might, at AZ’s expense, seek such patent protection or prevent any such lapse.  In such event, Array shall promptly, at the request and expense of AZ, execute and deliver any transfer or assignment or other relevant documents necessary and make all such rightful oaths as will aid or permit AZ to take such actions on its own behalf.  Upon such transfer and assignment becoming effective AZ shall immediately assume the responsibility for any costs connected therewith, and such patent application or patent shall immediately be deemed AZ Patents.

However, upon request by AZ in writing to Array, Array shall, for a period of three (3) months from the date of such notice continue at AZ’s cost to be responsible for seeking such patent protection or preventing any such lapse or failure to pay as mentioned in this Section 8.2.2(g) and contemplated in AZ’s notice.

Where Array wishes to allow a patent application to lapse, and it is not possible for Array to assign its rights to AZ, the patent or patent application will be maintained in the existing name at the expense of AZ and with an exclusive licence to AZ.

(h)                                 Should AZ reasonably require Array, [ * ] to seek additional patent protection which AZ in its reasonable judgment considers to be of significant importance for the maintenance of the protection which the Chemical Patents are intended to provide for the Candidate Drugs and/or Licensed Products, by way of patent registration, patent of importation or revalidation or otherwise, then Array may do so.  Should Array notify AZ in writing that it does not intend to do so, then AZ may do so in its own name or in the name of Array, whichever AZ may elect.

(i)                                     The Parties shall cooperate and shall take each other’s advice into reasonable account in any issue regarding the gaining of patent term extension, including, but not limited to, Supplementary Protection Certificates in the European Economic Area, relating to the Chemical Patents which AZ in its reasonable judgment considers to be of significant importance for the maintenance of the protection which the Chemical Patents are intended to provide for the Candidate Drugs and/or the Licensed Products.  In the event the Parties are unable to agree concerning any decision in any country as to what product or claim or otherwise to apply for such patent term extension, then AZ’s opinion shall be decisive for the action to be taken by Array.

(j)                                     Array warrants that it shall not grant any Third Party any right under the Chemical Patents or otherwise which might contravene or conflict with AZ’s rights under Sections 8.2.2(b) through 8.2.2(i).  Array further warrants that it shall not grant to any Third Party any right under the Chemical Patents or otherwise which would mean or have as a consequence that Array would not be entitled to prosecute the Chemical Patents in a way which would otherwise contravene or conflict with AZ’s rights or Array’s obligations under this Section.

(k)                                  Upon selection of a Compound as a Candidate Drug pursuant to Section 2.5.2(a), any Chemical Patent [ * ] shall be assigned such that it shall be jointly owned by Array and AZ in equal undivided shares (“Joint Chemical Patents”).  Under any such assignment:

(i)             AZ rights only extend to any Valid Claim and not to any other claims contained within any Joint Chemical Patent; and

(ii)          Array has a perpetual, irrevocable, sub-licensable exclusive licence without royalty or charge in the Territory for any purpose inside or outside the Field under all the claims contained within any Joint Chemical Patent, other than any Valid Claim

Neither Party can encumber the rights of the other Party with respect to such Joint Chemical Patents without the consent of the other Party except that Array grants AZ and its Affiliates a perpetual, irrevocable, sub-licensable, exclusive licence, without royalty or charge other than as set forth in Article

VI, under any Valid Claim contained in the Joint Chemical Patents in the Territory for any purpose in the Field, subject to Section 2.5.2(b) above, and AZ grants Array a perpetual, irrevocable, sub-licensable exclusive licence without royalty or charge under any Valid Claim in the Territory for any purpose outside the Field.

8.2.3                        Other Inventions.   Subject to Section 8.2.2(a), all inventions and other intellectual property made by personnel of Array or AZ in the course of and in connection with the Research Program, the Process Program comprising but not limited to biological assays and test methods, processes for making compositions of matter or intermediates of such compositions of matter, combinations of a composition of matter with other therapeutically active agents, use of compositions of matter for therapeutic purposes, specific salts and polymorphs and formulations of compositions of matter shall be jointly owned by Array and AZ in equal undivided shares (“Joint Intellectual Property” and in relation to Patents “Joint Patents”).  Neither Party can encumber the rights of the other Party with respect to such Joint Patents without the consent of the other Party except that Array grants AZ and its Affiliates a perpetual, irrevocable, sub-licensable, exclusive licence, without royalty or charge other than as set forth in Article VI, in the Territory for any purpose in the Field, subject to Section 2.5.2(b) above, and AZ grants Array a perpetual, irrevocable, sub-licensable exclusive licence without royalty or charge in the Territory for any purpose outside the Field.

8.2.4                        The relevant countries within which patent applications shall be filed for the Joint Patents and the Joint Chemical Patents shall be agreed by both Parties.

8.2.5                        The filing, prosecution and maintenance of the Joint Patents and the Joint Chemical Patents shall be carried out by patent counsel mutually acceptable to the Parties.  In such connections, the Parties agree to discuss in good faith and to use all reasonably diligent endeavours to prepare and prosecute Joint Patent applications and Joint Chemical Patent applications in a manner that ensures the optimum scope of protection for any inventions specifically directed to such subject matter and, in particular, for Compounds, Candidate Drugs and Licensed Products.  In the event that the Parties are unable to agree on the required actions AZ shall have the final decision with respect to Joint Patents and to Joint Chemical Patents.

8.2.6                        AZ and Array shall, and shall cause their respective Affiliates, as applicable, to assist and cooperate with one another in, [ * ], filing, prosecuting and maintaining the Joint Patents and Joint Chemical Patents.  Notwithstanding the above, either Party may decline to pay its share of the costs and expenses for filing, prosecuting and maintaining any Joint Patent or Joint Chemical Patent in a particular country or particular countries, in which case the declining Party shall assign, and shall cause its Affiliates to assign, to the other Party all of their rights, titles and interests in and to any such Joint Patent or Joint Chemical Patent in the relevant country or countries whereupon such Joint Patent or Joint Chemical Patent shall become an AZ Patent or an Array Patent in such country or countries, as the case may be.

8.2.7                        To the extent that either Party is obtaining, prosecuting or maintaining a Joint Patent or Joint Chemical Patent or otherwise exercising its rights under this Article 8, neither Party nor any of their respective employees, agents or representatives shall be liable to the other Party in respect of any act, omission, default or neglect on the part of any such employee, agent or representative in connection with such activities.

8.3                                 Enforcement Rights.

8.3.1                        Defence and Settlement of Third Party Claims.  If a Third Party asserts that a Patent or other right owned by it is infringed by the manufacture, use, sale, importation, research, development, registration, manufacture, formulation, exportation, transportation, distribution, promotion, marketing disposal of any Candidate Drug or Licensed Product, AZ or its Affiliates shall have:

(a)                                  the right to defend or settle such claim in its own name and/or in the name of Array; together with

(b)                                 the right to enforce and collect any judgment thereon;

(c)                                  subject to Section 8.3.1(d), full control over the conduct of the litigation, including settlement of it; provided that any settlement, consent judgment or other disposition does not admit the invalidity or unenforceability of any Patent within the Licensed Technology Controlled by Array, without the prior written consent of Array.  If AZ or its Affiliate elects to exercise the right to defend against an action, then Array shall, at AZ´s request and at AZ’s or its Affiliate’s expense for Array´s costs and expenses, assist in the prosecution of such action.  AZ shall bear its own internal and external legal and other costs and expenses associated with the prosecution of the action.

(d)                                 Array may join the proceedings voluntarily, subject always to AZ’s right to decide the conduct over such litigation.  Any such joining of the proceedings shall be at Array’s cost and expense.

(e)                                  Array shall have the right to independently retain legal counsel and consultants, at its sole cost and expense, but such counsel or consultants shall not have the right to affect AZ or its Affiliate’s sole management of the prosecution of the action.

8.3.2                        Any monetary recovery (whether by settlement or judgment) in connection with an infringement action defended by AZ or its Affiliate shall be applied first to reimburse AZ or its Affiliate for their out-of-pocket expenses (including reasonable attorneys fees) incurred in prosecuting such action and the expenses of Array borne by AZ hereunder.

8.3.3                        Infringement by Third Parties.

(a)                                  If a Third Party shall, in the reasonable opinion of either Party, infringe any Patent within the Licensed Technology controlled by Array or a Joint Patent or Joint Chemical Patent, then the Party having such opinion shall promptly notify the other Party.  Each Party shall within five (5) working days or as soon as reasonably practicable thereafter advise the other Party of receipt of any notice of:

(i)             any certification filed under the U.S. “Drug Price Competition and Patent Term Restoration Act of 1984” (“ANDA Act”), claiming that any Array Patent or Joint Patent or Joint Chemical Patent is invalid or claiming that the Array Patent or Joint Patent or Joint Chemical Patent will not be infringed by the manufacture, use or sale of a product for which an application under the ANDA Act is filed or;

(ii)          any equivalent or similar certification or notice in any other jurisdiction.

(b)                                 If any Patent within the Licensed Technology Controlled by Array or a Joint Patent or Joint Chemical Patent is infringed by a Third Party in any country in connection with the manufacture, use and sale of a product the same as or substantially similar to a Licensed Product in the Field in such country, AZ shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement of such Patent, by counsel of its own choice, and Array shall have the right, at its own expense, to be represented in that action by counsel of its own choice.  If AZ fails to bring an action or proceeding within a period of one hundred twenty (120) days after a request by Array to do so, Array shall have the right to bring and control any such action by counsel of its own choice, and AZ shall have the right to be represented in any such action by counsel of its own choice at its own expense.

(c)                                  If one Party brings any such action or proceeding in accordance with this Section 8.3.3, the second Party agrees to be joined as a party plaintiff if necessary and to give the first Party reasonable assistance and authority to file and prosecute the suit.  The costs and expenses of the Party bringing suit under this Section shall be borne by such Party, and any damages or other monetary awards recovered shall be shared as follows: The amount of such recovery actually received by the Party controlling such action shall first be applied to the out-of-pocket costs of such action, and then (i) if AZ is the Party that brings such action or proceeding, then Array shall be paid an amount equal to the royalties that would have been due upon sales of the infringing product as if such infringing sales had been Net Sales of a Product sold by AZ, and the remaining portion of such recovery shall be paid to AZ, or (ii) if Array is the Party that brings such action or proceeding, then the remaining portion of such recovery shall be retained by Array.  A settlement or consent judgment or other voluntary final disposition of a suit under this Section 8.3.3 may be entered into without the consent of the Party not bringing the suit.  Neither Party shall, however, have the right to enter into any settlement or consent to any claim to the effect that the patent protection offered under any part of the Array Patents, the Joint

Patents, the Joint Chemical Patents or the Chemical Patents would be materially negatively affected, without the consent of the other Party, such consent not to be unreasonably withheld.

(d)                                 For any other infringement actions relating to Array Patents containing Valid Claims, Chemical Patents, Joint Patents or Joint Chemical Patents falling outside of the application of Section 8.3.3(a) or 8.3.3(b) Array shall have:

(i)             the right to defend or settle such claim or commence an action for infringement against the Third Party, whichever would be applicable, together with

(ii)          the right to enforce and collect any judgment thereon;

(iii)       subject to Section 8.3.3(d)(v), full control over the conduct of the litigation, including settlement of it.  If Array elect to exercise the right to commence an action, then AZ or its Affiliates shall, at Array´s request and at Array’s expense for AZ or its Affiliate’s costs and expenses, assist in the prosecution of such action.  Array shall bear its own internal and external legal and other costs and expenses associated with the prosecution of the action;

(iv)      AZ or its Affiliates may join the proceedings voluntarily, subject always to Array’s right to decide the conduct over such litigation.  Any such joining of the proceedings shall be at AZ’s or its Affiliates’ cost and expense. AZ or its Affiliates shall have the right to independently retain legal counsel and consultants, at its sole cost and expense, but such counsel or consultants shall not have the right to affect Array’s sole management of the prosecution of the action.

(v)         Array shall, however, not have the right to enter into any settlement or consent to any claim to the effect that the patent protection offered under any part of the Array Patents or Chemical Patents or Joint Patents or Joint Chemical Patents covering the Candidate Drugs and/or the Licensed Products would be materially negatively affected, without the consent of AZ, such consent not to be unreasonably withheld.

(e)                                  Should Array not take appropriate and diligent action with respect to any infringement by a Third Party as mentioned under Section 8.3.3(d) within one hundred and twenty (120) days after receiving notice of any infringement or possible infringement, or in the case of an ANDA any certificate filed under the ANDA Act within thirty (30) days, then AZ or its Affiliates shall have the right, but not the obligation, to take such action, at its own expense, in its own name, and the right to enforce and collect any judgment thereon.

8.4                                 Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by Array or AZ are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code.  The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the United States Bankruptcy Code, the Party that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property commensurate with the scope of the license thereunder, which, if not already in the non subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non subject Party’s written request therefor, unless the Party subject to such proceeding continues to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non subject Party.

ARTICLE IX - CONFIDENTIALITY

9.1                                 Confidentiality; Exceptions.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Information and other confidential and proprietary information and materials furnished to it by the other Party pursuant to this Agreement or any Information developed during the term of this Agreement (collectively, “Confidential Information”), except to the extent that it can be established by the receiving Party that such Confidential Information:

(i)             was in the lawful knowledge and possession of the receiving Party or its Affiliates prior to the time it was disclosed to, or learned by, the receiving Party, or was otherwise developed independently by the receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the receiving Party;

(ii)          was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(iii)       became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

(iv)      was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party.

Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

9.2                                 Authorized Disclosure.  Except as expressly provided otherwise in this Agreement, each Party may use and disclose Confidential Information of the other Party as follows:  (i) under appropriate confidentiality provisions substantially equivalent to those in this Agreement, in connection with the exercise of rights granted or reserved in this Agreement (including the rights to develop and commercialize Candidate Drugs and/or Licensed Products and to grant licenses and sublicenses hereunder), or (ii) to its Affiliates, or (iii) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications, prosecuting or defending litigation, complying with applicable governmental regulations, obtaining regulatory approval, conducting preclinical or clinical trials, marketing Licensed Products, or otherwise required by law, provided, however, that if a Party is required by law or regulation to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures, for example in the event of medical emergency, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed or (iv) to the extent mutually agreed to by the Parties.

9.3                                 Termination of Prior Agreements.  This Agreement supersedes the Confidentiality Agreement between the Parties (or their Affiliates) dated [ * ] and the Materials Transfer Agreement between the Parties dated [ * ], including all modifications in so far as they relate to the Parties’ activities in the Field.  All information exchanged between the Parties under those Agreements shall be deemed Confidential Information and shall be subject to the terms of this Article IX.  All other provisions intended to survive termination of those Agreements shall survive according to their terms.

9.4                                 Publications.  The publication strategy of the Parties with respect to the Research Program during the Research Term shall be directed by the JRC.  After the end of the Research Term the publication strategy shall be directed by the Development Committee.  Any publication relating to the results of the Research Program or a Phase I or Phase II clinical trial of a Candidate Drug or Licensed Product shall describe such Candidate Drug or Licensed Product by Array compound number (e.g. ARRY-142866) as well as the applicable AZ designation.    Each Party shall submit or shall as far as reasonably possible procure that any Third Party carrying out research activities shall submit any proposed publication containing Confidential Information to the other Party at least [ * ] in advance to allow that Party to review such planned public disclosure.  The reviewing Party will promptly review such proposed publication and make any objections that it may have to the publication of Confidential Information of the reviewing Party contained therein.  Should the reviewing Party make an objection to the publication of any such Confidential Information, then the Parties shall discuss the advantages and disadvantages of publishing such Confidential Information.  If the Parties are unable to agree on whether to publish the same, the Chief Executive Officer of Array and the VP and Global Head of Oncology Research of AZ shall reasonably agree on the extent to which the publication of such Confidential Information shall be made.

ARTICLE X - REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

10.1                           Representations and Warranties.  Each of the Parties hereby represents and warrants and covenants as follows:

(a)                                  This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms.  The execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(b)                                 Each Party has not, and during the term of the Agreement will not, grant any right to any Third Party relating to its respective technology in the Field which conflicts with the rights granted to the other Party hereunder.

(c)                                  Each Party owns or otherwise Controls all of the rights, title and interest in and to its Patents and Know-How within the Licensed Technology and is entitled to grant the licenses specified in this Agreement and during the term of this Agreement shall not encumber or diminish the rights granted hereunder.

(d)                                 To the best of the Parties’ and their Affiliates’ knowledge as of the Effective Date, each Party’s Patents have been and are being diligently procured from the respective patent offices in accordance with all applicable laws and regulations.  Each Party’s Patents have been and will continue to be filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment.

(e)                                  As of the Effective Date, to the best of each Party’s and its Affiliates’ Knowledge, there is no actual infringement or threatened infringement of that Party’s Patents or Know-How by any Person.

(f)                                    As of the Effective Date, to the best of each Party’s and its Affiliates’ knowledge, [ * ].

(g)                                 As of the Effective Date, to the best of each Party’s and its Affiliates’ knowledge, each Party’s Existing Technology Patents and Know-How existing as of the Effective Date are subsisting and [ * ], in whole or in part.  There are no claims, judgments or settlements against or amounts with respect thereto owed by either Party or any of its Affiliates relating to the Existing

Technology Patents or the Know-How Controlled by such Party at that date.  No claim or litigation has been brought or threatened by any person alleging, and neither Party is aware of any possible claim, whether or not asserted, that (a) the Existing Technology Patents or the Know-How Controlled by such Party at that date are invalid or unenforceable or (b) the Existing Technology Patents or the Know-How Controlled by such Party at that date or the disclosing, copying, making, assigning, licensing or exploiting of such Existing Technology Patents or Know-How, or products and services embodying the Compounds, Candidate Drugs or Licensed Products violates, infringes or otherwise conflicts or interferes with any intellectual property or proprietary right of any Third Party.  For the purposes of this Section 10.1(g) “Existing Technology Patents or Know-How” shall mean with respect to Array the Array Existing Technology, the Array Patents and the Array Know-How and with respect to AZ the AZ Existing Technology, the AZ Patents and the AZ Know-How.

(h)                                 In respect of any pending United States patent applications included in the Existing Patents, the owning Party has presented or will present, as appropriate, all relevant prior art of which it and the inventors are aware to the relevant patent examiner at the United States Patent and Trademark Office.

(i)                                     The performance of any and all rights and obligations by a Party’s Affiliate(s) shall be guaranteed by that Party.

10.2                           Array hereby represents and warrants and covenants that as at the Effective Date it is not aware of any prior art or failure to disclose prior art that might result in the Array Patents being held invalid or unenforceable.

10.3                           Disclaimer.  Array and AZ specifically disclaim any guarantee that the Research Program or Process Program will be successful, in whole or in part.  The failure of the Parties to successfully develop Candidate Drugs or Licensed Products will not constitute a breach of any representation or warranty or other obligation under this Agreement.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, ARRAY AND AZ MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE ARRAY EXISTING TECHNOLOGY, AZ EXISTING TECHNOLOGY, COLLABORATION TECHNOLOGY, COMPOUNDS, CANDIDATE DRUGS, INFORMATION DISCLOSED HEREUNDER OR LICENSED PRODUCTS INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ANY TECHNOLOGY LICENSED HEREUNDER, PATENTED OR UNPATENTED, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

10.4                           Indemnification.

10.4.1                  Indemnification by AZ.  In addition to any other remedy available to Array AZ hereby agrees to indemnify, defend and hold Array and its agents, directors, employees and Affiliates harmless from and against any and all suits, claims, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorney’s fees (“Losses”) resulting directly from a breach of Section 10.1 or the development, manufacture, use, handling, storage, sale or other disposition of Candidate Drugs or Licensed Products but expressly excluding Abandoned Products, by AZ, its Affiliates, agents or Sublicensees, except to the extent that such Losses arise due to the negligence, fraud, misconduct or wrongful act of Array.

10.4.2                  Indemnification by Array.  In addition to any other remedy available to AZ Array hereby agrees to indemnify, defend and hold AZ and its agents, directors, employees and Affiliates harmless from and against any and all Losses resulting directly from a breach of Section 10.1 or the development, manufacture, use, handling, storage, sale or other disposition of Abandoned Products or Compounds but expressly excluding Candidate Drugs or Licensed Products, by Array, its Affiliates, agents or Sublicensees except to the extent that such Losses arise due to the negligence, fraud, misconduct or wrongful act of AZ.

10.4.3                  Procedure.  In the event a Party is seeking indemnification (the “Indemnified Party”) under Sections 10.4.1 or 10.4.2, it shall inform the other Party (the “Indemnifying Party”) in writing of any Losses in respect of which the Indemnified Party intends to claim such indemnification and the Indemnifying Party shall be entitled, but not obligated, to assume the defence of any Third Party claim thereof with counsel selected by it.  The Indemnified Party, including its Affiliates, directors, officers and employees, shall co-operate fully, at the Indemnifying Party’s expense, with the Indemnifying Party and its legal representatives in the investigation and defence of any Third Party claim covered by this indemnification.  The indemnification shall not apply to amounts paid in settlement of any third party claim if such settlement is effected without the consent of the Indemnifying Party.

10.3.4                   Limitation of Liability EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES, OR WITH RESPECT TO THIRD PARTY CLAIMS, NO PARTY OR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS, MILESTONES OR ROYALTIES, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (a) THE DEVELOPMENT, MANUFACTURE, USE OR SALE OF ANY LICENSED PRODUCT, CANDIDATE DRUG OR COMPOUND DEVELOPED, MANUFACTURED OR MARKETED HEREUNDER, OR (b) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT.

ARTICLE XI - TERM AND TERMINATION

11.1                           Term.  Unless earlier terminated, the Agreement will continue in full force and effect, on a product-by-product and country-by-country basis until the date no further payments are due under Article VI above.

11.2                           Termination For Breach.  Either Party may terminate this Agreement in the event the other Party shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for [ * ] after written notice thereof was provided to the breaching Party by the non-breaching Party provided always that the termination shall not become effective if the breaching Party cures the breach complained about during the [ * ] period (or, if such default cannot be cured within such [ * ] period, if the breaching Party commences actions to cure such default within the notice period and thereafter diligently continues such actions).

11.3                           Termination Upon Notice.

11.3.1                  AZ’s Notice.  AZ may terminate this Agreement upon [ * ] written notice to Array, provided that such notice is given after the end of the Research Term.

11.3.2                  Candidate Drug-by-Candidate Drug or Licensed Product-by-Licensed Product.  If AZ determines, in its sole discretion, that it is not feasible for AZ to pursue the development, launch or sale of a particular Candidate Drug or Licensed Product in the Territory because [ * ] or due to [ * ], then AZ shall, within [ * ] after such determination is made, notify the Development Committee that it does not intend to continue development or commercialization activities with respect to such Candidate Drug or Licensed Product.  If AZ notifies the Development Committee that it does not intend to continue development and/or commercialization activities with respect to a Candidate Drug or Licensed Product, termination of its development and/or commercialization activities with respect to that Candidate Drug or Licensed Product shall be effective:

(a)                                  [ * ] after the date of such notice for a Candidate Drug or Licensed Product which is not being sold in the Territory as at the date of notice, or such shorter period as the Parties may agree; or

(b)                                 [ * ] after the date of such notice for a Licensed Product which is being sold in the Territory as at the date of notice, or such shorter period as the Parties may agree.

In the event AZ decides to terminate development and/or commercialization activities with respect to such Candidate Drug or Licensed Product, such Candidate Drug or Licensed Product shall thereafter be deemed an “Abandoned Product”; provided, however, if the Research Term has ended and as a result of such termination, AZ is not actively performing or planning to perform GLP toxicology studies, or human clinical trials, with respect to any Candidate Drug or Licensed Product, and AZ has notified Array that it does not wish to select any other Candidate Drugs in accordance with Section 2.5.2 or it has no further right to select Candidate Drugs in accordance with Section 2.5.2, and there is no Candidate Drug or Licensed Product being sold in any country within the Territory, then the termination of such Candidate Drug or Licensed Product shall be deemed a termination of this Agreement in its entirety under Section 11.3.1 above.

For the avoidance of doubt, provided that AZ is diligently developing and/or commercializing ARRY-142886 or such other Candidate Drug or Licensed Product as may have been selected in its place, AZ shall be under no obligation to concurrently develop and/or commercialize any other Candidate Drug or Licensed Product.  Such undeveloped or un-commercialized Candidate Drug or Licensed Product shall not be deemed an Abandoned Product until AZ has provided formal notice that it intends to terminate development and/or commercialization activities with respect to such Candidate Drug in accordance with this Section 11.3.2.

11.3.3                  For each Abandoned Product for which rights revert to Array under this Section 11.3, AZ shall, at Array’s request and cost, take all steps reasonably necessary to enable Array to develop and commercialize the subject Abandoned Product in the Territory, including transferring to Array any MAA or Marketing Approval for such Abandoned Product or other commercially reasonable arrangements as the Parties may agree.

11.3.4                  Array Notice.  If at any time after the Research Term Array has reasonable grounds to consider that the conditions in Section 11.3.2 above are met (i.e. regardless of whether AZ has formally terminated a particular Licensed Product or Candidate Drug under Section 11.3.2), Array shall notify AZ of such grounds in writing.  If AZ fails to remedy such grounds within [ * ] after receipt of written notice Array shall have the right to terminate this Agreement with respect to that particular Licensed Product or Candidate Drug only upon [ * ] written notice to AZ.  Any dispute under this Section 11.3.4 shall be subject to resolution under Section 12.2.

11.4                           Termination on Bankruptcy.  Either Party may terminate this Agreement if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets, or if the other Party proposes a written agreement of composition or extension of substantially all of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, unless in connection with such dissolution or liquidation this Agreement is assigned under Section 12.4, or if the other Party shall make an assignment of substantially all of its assets for the benefit of creditors.

11.5                           Certain Payment Terms.

11.5.1                  Wind-Down Payments.  In the event of a termination of this Agreement under Section 11.2 by reason of breach by AZ or under Section 11.3, AZ shall meet its own costs of winding down any clinical trials and shall pay to Array an amount of compensation, calculated with reference to: (i) the amount [ * ], if any, over the [ * ] period after the notice of termination under Section 11.3, or over the [ * ] period after the effective date of termination under Section 11.2 (in each case the “Termination Period”) related to matters under the Research Program; (ii) [ * ] in accordance with

Section 3.5; (iii) any non-cancelable commitments incurred by Array hereunder, to the extent such commitments pertained to activities that have been approved by the JRC or Development Committee (excluding any such commitments to the extent reimbursed in clauses (i) or (ii) above).  AZ shall make the payments to Array under (i), (ii) and (iii) above [ * ] after the notice of termination is given hereunder and upon receipt of a valid invoice from Array, and upon such payment, AZ shall have no further obligation under Section 6.2 above.  In the event there are less than [ * ] remaining under the Research Plan and/or Process Plan in effect on the date the notice of termination is given, such Research Plan and/or Process Plan shall be deemed extended for the remaining months of the Termination Period at the same average monthly amounts as were in effect for the last Research Plan and/or Process Plan approved by the JRC.    The Parties shall negotiate in good faith whether to transfer to Array or wind-down the conduct of any ongoing clinical trials.  For purposes of this Section 11.5.1, a clinical trial shall be deemed to be an “ongoing clinical trial” if the first patient has been dosed in such clinical trial but such clinical trial was not completed as of the beginning of the Termination Period.

11.5.2                  [ * ] Payments.  If (i) a termination notice is properly given by AZ pursuant to Section 11.3.1 or 11.3.2, or (ii) a termination has occurred pursuant to Section 11.2 by reason of a breach by Array or pursuant to Section 11.3.4, then AZ [ * ] if the [ * ] or [ * ] occurs after such notice or termination.

11.6                           Effect of Termination.

11.6.1                  Accrued Rights, Surviving Obligations.  Termination, relinquishment or expiration of the Agreement for any reason shall be without prejudice to any obligations which shall have accrued prior to such termination, relinquishment or expiration, including, without limitation, the payment obligations under Article VI hereof and any and all damages arising from any breach hereunder.

11.6.2                  Survival.  Articles [ * ] shall survive the expiration and any termination of this Agreement; and [ * ] shall survive the expiration but not an earlier termination (except as provided below) of this Agreement.

11.6.3                  In addition to Section 11.6.2, the following provisions shall survive termination of this Agreement in the events set forth below:

(a)                                  Certain Terminations.  In the event of a termination of this Agreement by AZ pursuant to Section 11.3.1, or termination by Array pursuant to Section 11.2: (i) all Licensed Products and Candidate Drugs then being developed or commercialized by AZ shall be deemed Abandoned Products and (ii) Section 5.3.1 shall survive, and in addition with respect to Licensed Products being sold in the Territory only, Array shall have an irrevocable, exclusive, worldwide license, with the right to grant and authorize sublicenses, under any trademarks owned by AZ and used specifically by AZ to identify the Licensed Products (excluding the AstraZeneca trade name and trade dress) to make, use, sell, import and otherwise exploit the corresponding Abandoned Products.  From and after the date of a notice of termination in the events described in this Section 11.6.3(a), neither Party shall have any further obligations under this Agreement beyond those obligations that survive termination in such events as specified in this Section 11.6.3.

(b)                                 Breach by Array.  In the event of a termination of this Agreement by AZ pursuant to Section 11.2:

(i)             Array’s obligations under Article VIII and Section 4.2 above shall continue indefinitely and Array’s obligations under Section 4.1 above shall continue for the Exclusivity Period as if the Agreement had not been terminated.  In addition, Sections [ * ] shall survive; and

(ii)          If such termination occurs prior to the end of the Research Term, AZ shall also have the option to continue the Research and/or the Process Programs with AZ personnel or the personnel of its Affiliates or subcontractors until the earlier of (i) the end of the then-current Research Term plus a period of [ * ], or (ii) selection by AZ of [ * ] Candidate Drugs in addition to ARRY-142886.  In the event AZ exercises such option, AZ shall amend the Research Plan to reflect such transfer and the activities to be conducted by AZ thereafter, and Array shall cooperate fully with AZ to provide AZ with all such Collaboration Technology and Array Existing Technology and existing material as is necessary for AZ to identify and select Candidate Drugs.  In addition, AZ’s obligation to meet any future FTE payments under Section 6.2.1 shall terminate and AZ shall reimburse Array’s reasonable out-of-pocket costs for such cooperation and provision of technology and material.  In addition, during the term set forth in this Section 11.6.3(b)(ii), Array shall develop for use outside the Field only those Compounds (y) that Array has demonstrated do not meet the Candidate Drug Target Profile, and (z) that were determined to meet the Candidate Drug Target Profile in the course of the Research Program prior to the termination, but that were rejected as Candidate Drugs pursuant to Section 2.5.2(a)(ii) above.  AZ shall inform Array promptly after it has selected [ * ] Candidate Drugs in addition to ARRY-142886.  In addition, licences granted to AZ under Section 5.1 shall survive termination for the duration of the Research Term plus a period of [ * ] thereafter.  From and after the date of a notice of termination in the events described in this Section 11.6.3(b), AZ shall have no further obligations under this Agreement (including any AZ payment obligations pursuant to Sections 6.2, 6.3 and 6.4) beyond those obligations that survive termination in such events as specified in this Section 11.6.3(b).

11.7                           Termination Not Sole Remedy.  Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available except as agreed to otherwise herein.

ARTICLE XII - MISCELLANEOUS

12.1                           Publicity.

12.1.1                  Financial Terms.  Each of the Parties hereto agrees not to disclose to any Third Party the financial terms of this Agreement without the prior written consent of the other Party hereto, except to advisors, investors and others on a need-to-know basis and subject always to Article IX, or to the extent required by law.  Notwithstanding the foregoing, the Parties shall agree upon a press release to announce the execution of this Agreement and the achievement of a milestone together with a corresponding Question & Answer outline for use in responding to inquiries about the Agreement; thereafter, AZ and Array may each disclose to Third Parties the information contained in such press release and Question & Answer outline without the need for further approval by the other.

12.1.2                  Development Progress.  In addition, each Party may not, without the prior written consent of the other Party disclose publicly any information, including information disclosed to it by the other Party, which pertains to the development and regulatory progress of any Licensed Product.  Such disclosure may include, without limitation, the achievement of a Development Milestone for a Licensed Product and any payments received in respect of such Development Milestone, as well as periodic updates regarding the status of the development and/or regulatory affairs pertaining to such Licensed Product.

12.2                           Short-Form Arbitration.  If the Parties do not agree upon (i) a matter to be decided by the JRC, for which AZ does not have the right to cast a deciding vote, or (ii) a dispute under Section 4.4 or 6.15 or 11.3.4 or 12.8 , then such matters in issue shall be determined by binding arbitration conducted pursuant to this Section 12.2 by one (1) arbitrator.  In such arbitration, the arbitrator shall be an independent expert (including in the area of the dispute) in the pharmaceutical industry mutually acceptable to the Parties.  If the Parties are unable to agree on an arbitrator, the arbitrator shall be an independent expert as described in the preceding sentence selected by the chief executive of the Denver office of the American Arbitration Association.  Each Party shall prepare a written report setting forth its position with respect to the substance of the dispute.  The arbitrator shall select one of the Party’s positions as his decision, and shall not have authority to render any substantive decision other than to so select the position of either AZ or Array.  The costs of such arbitration shall be shared equally by the Parties, and each Party shall bear its own expenses in connection with such arbitration.  Any such arbitration shall be commenced within thirty (30) days following a request by either Party for such arbitration.

12.3                           Jurisdiction and Governing Law.  Subject to Section 12.2, this Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of New York, U.S.A. without reference to conflicts of laws principles and the Parties hereby submit to the exclusive jurisdiction of the courts of the State of New York.

12.4                           Assignment.

12.4.1                  General.  This Agreement shall not be assignable by either Party to any Third Party hereto without the written consent of the other Party hereto; except either Party may assign this Agreement, without such consent, to an Affiliate or to an entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains (whether by merger, reorganization, acquisition, sale or otherwise), and agrees in writing to be bound by the terms and conditions of this Agreement.  It is understood that the provisions of Sections 12.4.2 and 12.4.3 shall apply in the event of assignment of this Agreement under the circumstances described therein.  Notwithstanding the foregoing, if any permitted assignment to an Affiliate of AZ would result in additional withholding taxes becoming due on payments to Array under this Agreement, then the Parties shall negotiate in good faith terms and conditions under which such assignment would occur.  No assignment and transfer shall be valid and effective unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement.  The terms and conditions shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties.

12.4.2                  Certain Additional Matters on Change of Control of AZ.  In the event (i) AZ assigns this Agreement to an entity that acquires all or substantially all of the business or assets of AZ, or (ii) AZ merges or consolidates or enters into a similar transaction with an entity in which such entity becomes an Affiliate of AZ (each such event, a “Subject Transaction”), and, as a result of the Subject Transaction, AZ (or its successor) is thereafter required to [ * ] one or more Licensed Products to a Third Party, AZ (or its successor) shall so notify Array and [ * ].  Array shall confirm in writing to AZ whether or not it wishes to [ * ] within [ * ]of notification [ * ] by AZ.

12.4.3                  Certain Additional Matters on Change of Control of Array.  In the event (i) Array assigns this Agreement to an entity that acquires all or substantially all of the business or assets of Array, and such entity is a [ * ], or (ii) Array merges or consolidates or enters into a similar transaction with such a [ * ] entity in which such entity becomes an Affiliate of Array (each such event, a “Change of Control”), then the following shall apply:

(a)                                  Subject to Section 11.6.1 and 11.6.2, AZ may terminate this Agreement, upon [ * ] notice, provided that AZ so terminates within [ * ] after the occurrence of or AZ’s receipt of notice of such Change of Control, whichever is later.  Array shall provide notice to AZ within [ * ] after the event of any Change of Control.

(b)                                 If AZ does not terminate this Agreement upon a Change of Control of Array, then Sections 3.2, 4.1 and AZ’s obligations under Section 2.4 shall terminate and one of the following shall apply:

(i)             If the Change of Control occurs prior to the end of the Research Term, AZ shall have the option to continue the Research Program and/or the Process Program with AZ personnel or the personnel of its Affiliates or subcontractors until the earlier of (i) the end of the then-current Research Term plus a period of [ * ], or (ii) selection by AZ of [ * ] Candidate Drugs in addition to ARRY-142886.  In the event AZ exercises such option, AZ shall amend the Research Plan to reflect such transfer and the activities to be conducted by AZ thereafter, and Array shall cooperate fully with AZ to provide AZ with all such Collaboration Technology and Array Existing Technology and existing material as is necessary for AZ to identify and select Candidate Drugs.    In addition, AZ’s obligation to [ * ] for Candidate Drugs selected after the Change of Control shall terminate as shall its obligations to meet any future FTE payments under Section 6.2.1, and AZ shall reimburse Array’s reasonable out-of-pocket costs for such cooperation and provision of technology and material.  In addition, during the term set forth in this Section 12.4.3(b)(i), Array shall develop for use outside the Field only those Compounds (y) that Array has demonstrated do not meet the Candidate Drug Target Profile, and (z) that were determined to meet the Candidate Drug Target Profile in the course of the Research Program prior to the Change of Control, but that were rejected pursuant to Section 2.5.2(a)(ii) above.  AZ shall inform Array promptly after it has selected [ * ] Candidate Drugs in addition to ARRY-142886.

(ii)          If the Change of Control occurs prior to the end of the Research Term, AZ may continue the Research Program and/or the Process Program with Array as if the Change of Control had not occurred and this Agreement shall continue to be binding upon the Parties.

Upon request by AZ, the Parties will each use their respective commercially reasonable diligent efforts to put procedures into place to protect the secrecy of AZ or Array Confidential Information disclosed under any of Section 2.2, 2.3, 2.4, 3.2 or 3.4 above, including, without limitation, requiring each Party’s representatives on the JRC, Development Committee and any employees performing research or process development in connection with this Agreement to sign individual confidentiality agreements agreeing to comply with the confidentiality provisions of this Agreement.

12.5                           Notices.  All notices, requests and communications hereunder shall be in writing and shall be personally delivered or sent by facsimile transmission (confirmed by prepaid registered or certified mail, return receipt requested or by international express delivery service) (e.g. Federal Express), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by international express courier service, and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the Parties, or such other address as may be specified in writing to the other Party hereto:

If to Array,

addressed to:	Array BioPharma Inc.
3200 Walnut Street
Boulder, Colorado 80301
Attention: Chief Operating Officer
Telephone: (303) 381-6699
Telecopy: (303) 381-6697

With copy to:	Array BioPharma Inc.
3200 Walnut Street
Boulder, Colorado 80301
Attention: General Counsel
Telephone: (303) 381-6679
Telecopy: (303) 386-1290

If to AZ,

addressed to:	AstraZeneca UK Limited
Mereside
Alderley Park
Macclesfield SK10 4TG
England

Attention: Director of Discovery Alliances, Cancer and Infection
Telephone: (44) 1625 513238
Fax: (44) 1625 513910

With a copy to:	Assistant General Counsel
AstraZeneca UK Limited
Alderley House
Alderley Park
Macclesfield SK10 4TF
England

Telephone: (44) 1625 512379
Fax: (44) 1625 585618

12.6                           Waiver.  Neither Party may waive or release any of its rights or interests in this Agreement except in writing.  The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.  No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

12.7                           Severability.  If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible.  Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

12.8                           Force Majeure.  In this Agreement, “Force Majeure” means an event which is beyond a non-performing Party’s reasonable control, including an act of God, act of the other Party, strike, lock-out or other industrial/labour disputes (whether involving the workforce of the Party so prevented or of any Third Party), war, riot, civil commotion, terrorist act, malicious damage, epidemic, quarantine, fire, flood, storm, natural disaster or compliance with any law or governmental order, rule, regulation or direction (including changes in the requirements of the Health Authorities), whether or not it is later held to be invalid.

The non-performing party (the “Force Majeure Party”) shall, within thirty (30) days of the occurrence of a Force Majeure event, give notice in writing to the other Party specifying the nature and extent of the event of Force Majeure, its anticipated duration and any action being taken to avoid or minimize its effect.  Subject to providing such notice the Force Majeure Party shall not be liable for delay in performance or for non-performance of those obligations under this Agreement affected by the event of Force Majeure, in whole or in part, nor shall the other Party have the right to terminate this Agreement, except as otherwise provided in this Agreement, where non-performance or delay in performance has resulted from an event of Force Majeure.  The suspension of performance allowed hereunder shall be of no greater scope and no longer duration than is reasonably required.

The Force Majeure Party shall use reasonable endeavours, without being obligated to incur any expenditure or cost, to (a) bring the Force Majeure event to a close or (b) find a solution by which the Agreement may be performed despite the continuation of the event of Force Majeure.

12.9                           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.10                     Entire Agreement.  This Agreement set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understanding between the Parties.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

12.11                     Independent Contractors.  Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties.  Each Party is an independent contractor.  Neither Party shall assume, either directly or indirectly, any liability of or for the other Party.  Neither Party shall have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.

12.12                     Non-Importation.  For the avoidance of doubt, the Parties agree that none of the milestones or royalties payable are related directly to the import of Candidate Drugs or other goods supplied by either Party pursuant to this Agreement.

12.13                     Patent Marking.  To the greatest extent practicable but in any case for each Licensed Product sold in the United States, AZ agrees to mark and have its Affiliates and Sublicensees mark all Licensed Products sold pursuant to this Agreement in accordance with the applicable statute or regulations relating to patent marking in the country or countries of manufacture and sale thereof.

12.14                     Headings.  Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the date and year first above written.

Array BioPharma Inc.		AstraZeneca AB

By:		By:

Name:	Robert E. Conway	Name:

Title:	Chief Executive Officer	Title:

Date:		Date:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 1.5

Array Patents

APPLICATION OR PATENT NUMBER	TITLE/INVENTORS
[ * ]	N3 Alkylated Bendimidazole Derivatives as MEK Inhibitors Wallace et al.
[ * ]	N3 Alkylated Bendimidazole Derivatives as MEK Inhibitors Wallace et al.
[ * ]	Heterocyclic Inhibitors of MEK and Methods of Use Thereof Hurley et al.
[ * ]	N3 Alkylated Bendimidazole Derivatives as MEK Inhibitors Wallace et al.
[ * ]	N3 Alkylated Bendimidazole Derivatives as MEK Inhibitors Wallace et al.
[ * ]	MEK Inhibitors Wallace
PCT US03/07864	N3 Alkylated Bendimidazole Derivatives as MEK Inhibitors Wallace et al.
PCT US03/07565	N3 Alkylated Bendimidazole Derivatives as MEK Inhibitors Wallace et al.
[ * ]	N3 Alkylated Bendimidazole Derivatives as MEK Inhibitors Wallace et al.
[ * ]	N3 Alkylated Bendimidazole Derivatives as MEK Inhibitors Wallace et al.
[ * ]	N3 Alkylated Bendimidazole Derivatives as MEK Inhibitors Wallace et al.
[ * ]	N3 Alkylated Bendimidazole Derivatives as MEK Inhibitors Wallace et al.
[ * ]	N3 Alkylated Bendimidazole Derivatives as MEK Inhibitors Wallace et al.
[ * ]	N3 Alkylated Bendimidazole Derivatives as MEK Inhibitors Wallace et al.
[ * ]	N3 Alkylated Bendimidazole Derivatives as MEK Inhibitors Wallace et al.
[ * ]	N3 Alkylated Bendimidazole Derivatives as MEK Inhibitors Wallace et al.

APPLICATION OR PATENT NUMBER	TITLE/INVENTORS
[ * ]	N3 Alkylated Bendimidazole Derivatives as MEK Inhibitors Wallace et al.
[ * ]	N3 Alkylated Bendimidazole Derivatives as MEK Inhibitors Wallace et al.
[ * ]	N3 Alkylated Bendimidazole Derivatives as MEK Inhibitors Wallace et al.
[ * ]	N3 Alkylated Bendimidazole Derivatives as MEK Inhibitors Wallace et al.
[ * ]	N3 Alkylated Bendimidazole Derivatives as MEK Inhibitors Wallace et al.
[ * ]	N3 Alkylated Bendimidazole Derivatives as MEK Inhibitors Wallace et al.

EXHIBIT 1.12

Candidate Drug Target Profile (CDTP) Criteria

CDTP Criteria
Enzyme IC50	[ * ]
Cell IC50 – [ * ]	[ * ]
Cell IC50 – [ * ]	[ * ]
Selectivity	[ * ]
MW	[ * ]
Log D	[ * ]
Solubility	[ * ]
IP Position	[ * ]
Synthetic Route	[ * ]
Bioavailability	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
In Vivo CL	[ * ]
Hepatocyte Clint	[ * ]
P450 inhibition	[ * ]
Pharmacology	[ * ]
Efficacy	[ * ]
Adverse Effects	[ * ]
Biopharmaceutics	[ * ]
Safety	[ * ]

EXHIBIT 2.3

Initial Research Plan

[ * ]

Discipline	FTE’s	Location
Chemistry	[ * ]	[ * ]
Biology In vitro enzyme/cell/selectivity In vivo PK-PD	[ * ]	[ * ]
Crystallography/molecular modelling	[ * ]	[ * ]
Protein Supply	[ * ]	[ * ]
PAR&D	[ * ]	[ * ]
Solubility/Absorption and Drug Metabolism in vitro	[ * ]	[ * ]
Xenograft studies	[ * ]	[ * ]
Process Chemistry	[ * ]	[ * ]
Toxicology	[ * ]	[ * ]
Total	[ * ]

[ * ] FTE’s will be required for synthesis and progression of compounds within the project to the point when [ * ] will be required. These should be located within Array although AstraZeneca may contribute.  Research Support Laboratory back-up will initially be required to [ * ] but as the project develops there will be an increased need for [ * ]. These resources would be provided at Array but there is a case when AstraZeneca may need to be involved.

[ * ] is best placed within Array but could be located within the [ * ] in AstraZeneca.   FTE’s to support [ * ] could either be located at Array or AstraZeneca. While AstraZeneca runs these many of these [ * ] routinely, these again may be best placed within Array.

[ * ] could be located within Array but since Astrazeneca has such facilities it provides an alternative option.  [ * ] are probably best supported from within AstraZeneca as are [ * ] on [ * ] compounds.

Funding of Array FTEs is described in section 2.6.  Array and AstraZeneca will ensure appropriate respective allocation of resources between Year One and Year Two in line with the agreed FTE funding and research programme requirements.

EXHIBIT 3.1.2

Phase I Clinical Trial Activities

[ * ]

•Part A  [ * ]:

•                                                  [ * ]

•Part B [ * ]

[ * ]

EXHIBIT 3.3

Phase I Success Criteria

Attribute	Criteria
[ * ] Go/No Go Decision	No Go:
• [ * ]; and/or

• [ * ]; and/or

• [ * ]

[ * ] Go/No Go Decision	No Go:

• [ * ];

• [ * ]

• [ * ]

• [ * ]

[ * ]

[ * ] Go/No Go Decision	Evidence of [ * ] must be demonstrated by either:

• [ * ]; or

• [ * ]**

*[ * ]
**[ * ]

Note:

In order to achieve an [ * ], ARRY-142886 must demonstrate [ * ].

[ * ] shall mean any or all of the following:

•                                          [ * ];

•                                          [ * ];

•                                          [ * ];

•                                          [ * ].

EXHIBIT 3.4.1

Process Plan

Current Status of the ARRY-142886 Processes

The current processes are suitable for [ * ].  It is a [ * ] but the [ * ] for each [ * ] is [ * ].  The overall [ * ] for the synthesis is [ * ].  The processes are [ * ].  [ * ] has been limited to date and a formal study will be carried out with AZ [ * ] on start up of the project.

Process Research and Development Goals and Plans for the Collaboration

[ * ]

There should be sufficient [ * ] available to support [ * ].  Current [ * ] estimates are in the region of [ * ].  As a contingency, further material should be produced [ * ]. This ought to be done at Array, at a time to be agreed [ * ].  Based on current estimates, [ * ], a further [ * ] can be made.

Some [ * ] work will be required to be done in support of [ * ]. This could [ * ] which would need to be [ * ].   As such, subsequent [ * ].  When a decision [ * ] is made, further [ * ] will be carried out by Array.

[ * ]

There is no advantage [ * ]. Laboratory evaluation of [ * ] will be divided between Array and AZ.

Once a [ * ] has been agreed, the [ * ] will need to be [ * ]. This will be done at Array or AZ, depending on [ * ]. Based on [ * ], it is likely that [ * ].  Subsequent to demonstrating [ * ], [ * ] will transfer to AZ.

Timings

Assuming [ * ] it should be possible to [ * ].  Given that [ * ].  The timing of subsequent activities will be dictated by the material requirements of the development plan.

Suggested timelines linked with activities:

Activity	Who	Suggested Timelines

[ * ]	AZ/Array	[ * ]

[ * ]	AZ/Array	[ * ]

[ * ]	AZ [ * ]	[ * ]

[ * ]	Array	[ * ]

[ * ]	Array/AZ	[ * ]

[ * ]	AZ/Array	[ * ]

[ * ]	AZ or Array (TBC)*	[ * ]

[ * ] Development	AZ	[ * ]

[ * ]	AZ	[ * ]

•                  *Dependent on facility availability

•                  ^Dependent on need [ * ]

Work on the back-up program and communication with AZ [ * ]

The licensing agreement also covers back ups to ARRY-142886 and therefore [ * ] could [ * ] of the back up compounds.  [ * ] would be involved in this [ * ] with subsequent [ * ] following a similar track to the lead compound.  Based on [ * ] activities would start in [ * ].  Detailed agreement of logistics of communication for this and the collaboration as a whole will be agreed in [ * ].

FTE Requirements

See Section 3.4.1(b).